UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HELEN OF TROY LIMITED

Clarendon House

Church Street

Hamilton, Bermuda

July 14, 2014

Dear Shareholders:

It is my pleasure to invite you to the 2014 Annual General Meeting of the Shareholders of Helen of Troy Limited. The meeting will be held at 1:00 p.m., Mountain Daylight Time, on Tuesday, August 26, 2014, at the Marriott Hotel, 1600 Airway Blvd., El Paso, Texas.  In addition to the business to be transacted at the meeting, members of management will present information about the Company’s operations and will be available to respond to your questions.

We encourage you to help us reduce printing and mailing costs and conserve natural resources by signing up for electronic delivery of our shareholder communications. For more information, see “Electronic Delivery of Shareholder Communications” in the enclosed proxy statement.

At our meeting, we will vote on proposals (1) to set the number of Director positions at eight (or such lower number as shall equal the number of nominees elected as Directors) and elect the eight nominees to our Board of Directors, (2) to provide advisory approval of the Company’s executive compensation, (3) to approve the Helen of Troy Limited Amended and Restated 2011 Annual Incentive Plan, (4) to appoint Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration, and (5) to transact such other business as may properly come before the meeting.  The accompanying Notice of Annual General Meeting of Shareholders and proxy statement contains information that you should consider when you vote your shares.  Also, for your convenience, you can appoint your proxy via touch-tone telephone or the internet at:

1-800-690-6903 or WWW.PROXYVOTE.COM

It is important that you vote your shares whether or not you plan to attend the meeting. Please complete, sign, date and return the enclosed proxy card in the accompanying envelope as soon as possible, or appoint your proxy by telephone or on the Internet as set forth above. If you plan to attend the meeting and wish to vote in person, you may revoke your proxy and vote in person at that time.  I look forward to seeing you at the meeting. On behalf of the management and directors of Helen of Troy Limited, I want to thank you for your continued support and confidence.

Sincerely,

/s/ Julien R. Mininberg

Julien R. Mininberg
Chief Executive Officer

HELEN OF TROY LIMITED

Clarendon House

Church Street

Hamilton, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 26, 2014

Notice is hereby given that the 2014 Annual General Meeting of the Shareholders (the “Annual Meeting”) of Helen of Troy Limited, a Bermuda company (the “Company”), will be held at the Marriott Hotel, 1600 Airway Blvd., El Paso, Texas, on Tuesday, August 26, 2014, at 1:00 p.m., Mountain Daylight Time, for the following purposes:

1.                                      To set the number of Director positions at eight (or such lower number as shall equal the number of nominees elected as Directors) and elect the eight nominees to our Board of Directors;

2.                                      To provide advisory approval of the Company’s executive compensation;

3.                                      To approve the Helen of Troy Limited Amended and Restated 2011 Annual Incentive Plan;

4.                                      To appoint Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration; and

5.                                      To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting is June 27, 2014. You are urged to read carefully the attached proxy statement for additional information concerning the matters to be considered at the Annual Meeting.

If you do not expect to be present in person at the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope that has been provided for your convenience. The prompt return of proxies will help ensure the presence of a quorum and save the Company the expense of further solicitation. Also, for your convenience, you can appoint your proxy via touch-tone telephone or internet at:

1-800-690-6903 or WWW.PROXYVOTE.COM

The proxy statement and the Company’s 2014 Annual Report to Shareholders are also available on our hosted website at HTTP://MATERIALS.PROXYVOTE.COM/G4388N. For additional related information, please refer to the “Important Notice Regarding Internet Availability of Proxy Materials” in the enclosed proxy statement.

You are cordially invited and encouraged to attend the Annual Meeting in person.

/s/ Vincent D. Carson
Vincent D. Carson
Chief Legal Officer

El Paso, Texas

July 14, 2014

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE.  IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.  MOST SHAREHOLDERS HAVE THREE OPTIONS FOR SUBMITTING THEIR PROXIES PRIOR TO THE ANNUAL MEETING: (1) VIA THE INTERNET, (2) BY PHONE OR (3) BY MARKING, DATING AND SIGNING THE ENCLOSED PROXY AND RETURNING IT IN THE ENVELOPE PROVIDED.  IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO APPOINT YOUR PROXY ON THE INTERNET. IT IS CONVENIENT, AND IT SAVES THE COMPANY SIGNIFICANT POSTAGE AND PROCESSING COSTS.

Page
Proxy Statement Summary	1
Solicitation of Proxies	3
Voting Securities and Record Date	4
Quorum; Voting	4
Attending the Annual Meeting	5
Proposal 1: Election of Directors	5
Corporate Governance	8
Board Leadership and the Board’s Role in Risk Oversight	8
Board Committees and Meetings	10
Shareholder Communications to the Board of Directors	12
Compensation Committee Interlocks and Insider Participation	12
Director Compensation	13
Director Compensation for Fiscal Year 2014	13
Directors Fees Earned or Paid in Cash for Fiscal Year 2014	13
Director Stock Ownership and Compensation Guidelines	14
Non-Employee Director Equity Compensation Plan	15
Security Ownership of Certain Beneficial Owners and Management	16
Executive Officers	17
Report of the Compensation Committee	18
Compensation Discussion and Analysis	19
Executive Compensation	42
Summary Compensation Table	42
All Other Compensation for Fiscal Year 2014	43
Grants of Plan-Based Awards in Fiscal Year 2014	44
Outstanding Equity Awards at Fiscal Year-End 2014	45
Option Exercises and Stock Vested During Fiscal Year 2014	45
Employment and Separation Agreements of Former Chief Executive Officer and President	46
Equity Compensation Plan Information	49
Potential Payments Upon Termination or Change in Control	52
Certain Relationships - Related Person Transactions	53
Audit Committee Matters	53
Audit and Other Fees For Services Provided by Our Independent Registered Public Accounting Firm	55
Proposal 2: Advisory Approval of the Company’s Executive Compensation	56
Proposal 3: Approval of the Helen of Troy Limited Amended and Restated 2011 Annual Incentive Plan	57
Proposal 4: Appointment of Auditor and Independent Registered Public Accounting Firm and Authorization of the Audit Committee of the Board of Directors to set the Auditor’s Remuneration	60
Shareholder Proposals	61
Section 16(a) Beneficial Ownership Reporting Compliance	61
Other Matters	61
Householding of Materials	61
Important Notice Regarding Internet Availability of Proxy Materials	61
Electronic Delivery of Shareholder Communications	62
How to Obtain Our Annual Report, Proxy Statement and Other Information about the Company	62
Appendix A: Helen of Troy Limited Amended and Restated 2011 Annual Incentive Plan	A-1

Proxy Statement Summary

Below are the highlights of important information you will find in this proxy statement.  As it is only a summary, please review the complete proxy statement before you vote.

Helen of Troy Fiscal Year 2014 Highlights

Performance Highlights:

The following events summarize our performance highlights for fiscal year 2014:

•                  We had cumulative total shareholder returns of 134 percent and 550 percent over the past three and five fiscal years, respectively, that exceed both the NASDAQ Market Index and the Dow Jones-U.S. Personal Products, Broad Market Cap, Yearly, and Total Return.

• Julien R. Mininberg was appointed as our new Chief Executive Officer effective March 1, 2014, implementing our Board’s succession plan.

•                  We expect to realize net savings in Chief Executive Officer compensation in fiscal year 2015 of approximately $30.0 million (after giving effect to taxes), or $0.92 per fully diluted share, which is net of the Mr. Mininberg’s target compensation.

•                  Our Board authorized the repurchase of $550 million of our outstanding common shares in keeping with its stated intention to return to shareholders capital not otherwise deployed for strategic acquisitions. As part of that strategy, we completed a modified “Dutch auction” tender offer purchasing $245.6 million of our common shares in March 2014.

Over the past three and five fiscal year periods, we have outperformed our peer group index, the NASDAQ Market Index and the Dow Jones-U.S. Personal Products, Broad Market Cap, Yearly, and Total Return Index, in terms of total shareholder return.

Corporate Governance:

We are committed to a corporate governance approach that ensures mutually beneficial results for the Company and its shareholders. In pursuit of this approach, we have implemented the following policies:

• In January 2014, the Company separated the roles of Chairman and Chief Executive Officer.
• We require majority voting for all Directors and annual elections for each Director.

•                  Our Nominating Committee’s policy is to review director qualifications and skill sets in order to keep the Board refreshed.   Consistent with that objective, our Board has nominated two directors for election at the 2014 annual general meeting, Mr. Alexander Davern and Ms. Beryl Raff, who have not previously served on the Board.

• We maintain stock retention guidelines for our Directors further aligning Directors with our shareholders.
• We require independent Directors to meet in executive session without management present in connection with every regular Board meeting and throughout the year as needed.

Executive Compensation Achievements:

At the 2013 annual general meeting, our shareholders voted against the compensation of our named executive officers described in our 2013 proxy statement.  In connection with the 2013 say on pay vote, the Compensation Committee obtained feedback from our shareholders and engaged an independent compensation consultant.  The paramount concern of our shareholders was the level of compensation and other pay practices relating to our former Chief Executive Officer.  As a result, the Compensation Committee has made a number of significant changes to the compensation program of our new Chief Executive Officer. Some of the more important actions include the following:

Topic	Action
Market Compensation Levels

•                  Adopted a new compensation program for our Chief Executive Officer that addresses shareholder concerns and substantially reduces total compensation. The Chief Executive Officer’s total compensation was benchmarked at what the Compensation Committee believes is a market level compared to peers.

Refocused Performance Metrics	• Established more rigorous performance goals based on multiple metrics that are not duplicative between short-term and long-term incentive awards.
Adopted Stock Ownership Guidelines	• Adopted stock retention guidelines for our executive officers tied to a multiple of their annual salaries, with a five year period to reach the required ownership.
Substantially Reduced Severance to Chief Executive Officer	• Substantially decreased any severance owed to our Chief Executive Officer upon a termination of employment.

Overall, our executive compensation program as currently in effect heavily emphasizes performance- and equity-based compensation to align it with shareholder interests, and includes other practices that we believe serve shareholder interests such as paying for performance, not providing tax “gross-up” payments, providing limited perquisites, adopting plan provisions relating to clawbacks of incentive awards and maintaining policies prohibiting the hedging or pledging our Company’s stock.

HELEN OF TROY LIMITED

Clarendon House

Church Street

Hamilton, Bermuda

PROXY STATEMENT

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

August 26, 2014

SOLICITATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Helen of Troy Limited (the “Company”) for use at its Annual General Meeting of Shareholders (the “Annual Meeting”) to be held at the Marriott Hotel, 1600 Airway Blvd., El Paso, Texas, on Tuesday, August 26, 2014, at 1:00 p.m., Mountain Daylight Time, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders. A proxy may be revoked by filing a written notice of revocation or an executed proxy bearing a later date with the Secretary of our Company any time before exercise of the proxy or by attending the Annual Meeting and voting in person. The proxy statements and form of proxy cards are to be distributed to shareholders on or about July 14, 2014.

If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

•                  FOR setting the number of Director positions at eight (or such lower number as shall equal the number of nominees elected as Directors) and electing the eight nominees to the Board of Directors, as set forth in Proposal 1.

•                  FOR the advisory approval of the Company’s executive compensation, as set forth in Proposal 2.

•                  FOR the approval of the Helen of Troy Limited Amended and Restated 2011 Annual Incentive Plan, as set forth in Proposal 3.

•                  FOR the appointment of Grant Thornton LLP as the auditor and independent registered public accounting firm of the Company and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration, as set forth in Proposal 4.

In addition, if other matters are properly presented for voting at the Annual Meeting or any adjournment thereof, the persons named as proxies will vote on such matters in accordance with their judgment. We have not received notice of other matters that may properly be presented for voting at the Annual Meeting. Your vote is important. If you do not vote your shares, you will not have a say in the important issues to be voted upon at the Annual Meeting. To pass, each proposal included in this year’s proxy statement requires an affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting. To ensure that your vote is recorded promptly, please submit your proxy as soon as possible, even if you plan to attend the Annual Meeting in person.

The Annual Report to Shareholders for the year ended February 28, 2014 (“fiscal year 2014”), including financial statements, is enclosed. It does not form any part of the material provided for the solicitation of proxies.

The cost of solicitation of proxies will be borne by the Company.  In addition to solicitation by mail, officers and employees of the Company may solicit the return of proxies by telephone, facsimile, electronic mail, personal interview and other methods of communication.  The Company has also retained AST Phoenix Advisors to aid in the solicitation of proxies by mail, telephone, facsimile, electronic mail and personal solicitation.  For these services, the Company will pay a fee of $13,000 plus reimbursement for reasonable out-of-pocket expenses.

We will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s common shares, par value $0.10 per share (the “Common Stock”), for which we will, upon request, reimburse the forwarding expense.

VOTING SECURITIES AND RECORD DATE

The close of business on June 27, 2014, is the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of June 27, 2014, there were 28,368,176 shares of Common Stock issued and outstanding, each entitled to one vote per share.

QUORUM; VOTING

Shareholders may hold their shares either as a “shareholder of record” or as a “street name” holder.  If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares and this proxy statement is being sent directly to you by the Company.  If your shares are held in a brokerage account or by another nominee, you are considered to be the beneficial owner of shares held in “street name,” and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, trustee or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, trustee or other nominee how to vote.

The presence in person of two or more persons, representing throughout the Annual Meeting, in person or by proxy, at least a majority of the issued shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Proxies marked as “Withhold Authority” on the election of Directors will be treated as present at the Annual Meeting for purposes of determining the quorum.

Abstentions and broker non-votes are also counted for purposes of determining whether a quorum is present. “Broker non-votes” occur when shares held in street name by a broker or nominee are represented at the Annual Meeting, but such broker or nominee is not empowered to vote those shares on a particular proposal because the broker has not received voting instructions from the beneficial owner.

Under the rules that govern brokers who are voting with respect to shares held by them in a street name, if the broker has not been furnished with voting instructions by its client at least ten days before the meeting, those brokers have the discretion to vote such shares on routine matters, but not on non-routine matters.  Routine matters include the appointment of  the auditor and related matters, submitted to the shareholders in Proposal 4. Non-routine matters include the election of Directors submitted to shareholders in Proposal 1, the advisory approval of the Company’s executive compensation submitted to shareholders in Proposal 2,  and the approval  of the Helen of Troy Limited Amended and Restated 2011 Annual Incentive Plan submitted to the shareholders in Proposal 3.  As a result, with regard to Proposals 1, 2 and 3, brokers have no discretion to vote shares where no voting instructions are received, and no vote will be cast if you do not vote on that proposal.  We therefore urge you to vote on ALL voting items.

If a quorum is present, each nominee for Director receiving a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee) at the Annual Meeting in person or by proxy shall be elected.  The affirmative vote of the majority of the votes cast at the Annual Meeting in person or by proxy shall also be the act of the shareholders with respect to Proposals 3 and 4.  Abstentions and broker non-votes are not counted in determining the total number of votes cast and will have no effect with respect to any of the proposals because abstentions and broker non-votes are not considered to be votes cast under the applicable laws of Bermuda.

The advisory vote on executive compensation is non-binding. Although the vote is non-binding, the Compensation Committee and the Board of Directors will review and carefully consider the outcome of the advisory vote to approve the Company’s executive compensation and those opinions when making future decisions regarding executive compensation programs.  Notwithstanding the advisory nature of the vote, the resolution in Proposal 2 will be considered passed with the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy.

If within half an hour from the time appointed for the Annual Meeting a quorum is not present in person or by proxy, the Annual Meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place the Board of Directors may determine, provided that at least two persons are present at such adjourned meeting, representing throughout the meeting, in person or by proxy, at least a majority of the issued shares of Common Stock entitled to vote. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Annual Meeting as originally called.

ATTENDING THE ANNUAL MEETING

A person is entitled to attend the Annual Meeting only if that person was a shareholder or joint shareholder as of the close of business on the record date or that person holds a valid proxy for the Annual Meeting.  If you hold your shares in street name and desire to vote your shares at the Annual Meeting, you must provide a signed proxy directly from the holder of record giving you the right to vote the shares or a letter from the broker or nominee appointing you as their proxy.  The proxy card enclosed with this proxy statement is not sufficient to satisfy this requirement.   If you hold your shares in street name and desire to attend the Annual Meeting, you must also provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date or other similar evidence of ownership.  If you are the shareholder of record or hold a valid proxy for the Annual Meeting, your name or the name of the person on whose behalf you are proxy must be verified against the list of shareholders of record on the record date as shown on the list of shareholders of the Company prior to being admitted to and prior to voting at the Annual Meeting.  All shareholders must, if requested by representatives of the Company, present photo identification for admittance.  If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting and/or will not be permitted to vote, as applicable.

PROPOSAL 1: ELECTION OF DIRECTORS

The bye-laws of the Company state that the number of our Directors shall be established by the shareholders from time to time but shall not be less than two. The Company currently has seven members who serve on the Board of Directors.  The Nominating Committee has nominated eight candidates for election to the Board of Directors.  Accordingly, the Board of Directors recommends that the number of Director positions be set at eight.  In the event that less than eight Directors are elected, then the number of Director positions set shall not be eight, but instead shall equal the number of Directors actually elected.

The eight persons named below are the nominees for election as Directors. Each nominee has consented to serve as a Director if elected. One of the eight candidates, Julien R. Mininberg, is the Company’s newly appointed Chief Executive Officer. The Board of Directors has determined that the remaining seven candidates, Gary B. Abromovitz, John B. Butterworth, Alexander M. Davern, Timothy F. Meeker, Beryl B. Raff, William F. Susetka, and Darren G. Woody are independent Directors as defined in the applicable listing standards for companies traded on the NASDAQ Stock Market LLC (“NASDAQ”).  Therefore, the majority of persons nominated to serve on our Board of Directors are independent as so defined.  Each Director elected shall serve as a Director until the next annual general meeting of shareholders, or until his or her successor is elected or appointed.

Nominees for the Election of Directors

Set forth below are descriptions of the business experience of the nominees for election to our Board of Directors as well as their qualifications:

GARY B. ABROMOVITZ, age 71, has been a Director of the Company since 1990.  He is Deputy Chairman of the Board and Chairman of both the Compensation Committee and the Nominating Committee.  He also chairs the executive sessions of the independent Directors and serves as a member of the Audit Committee and the Corporate Governance Committee.  Mr. Abromovitz is an attorney and has acted as a consultant to several law firms in business related matters, including trade secrets, unfair competition and commercial litigation. He also has been active for more than thirty years in various real estate development and acquisition transactions involving industrial buildings, medical offices and commercial, residential and historic properties.  Until August 10, 2012, Mr. Abromovitz served as a Director of Cardio Vascular Bio Therapeutics, Inc.

Mr. Abromovitz possesses an in-depth knowledge of the history and operations of the Company and provides the Board with a significant leadership role as Deputy Chairman, as well as Chairman of the Compensation Committee and the Nominating Committee.  He also has a significant understanding of corporate governance and compensation guidelines, as well as experience managing board affairs. Further, Mr. Abromovitz’s background as an attorney and his practical business experience provides a unique perspective to the Board.

JOHN B. BUTTERWORTH, age 62, has been a Director of the Company since 2002. Mr. Butterworth is a Certified Public Accountant and a shareholder in the public accounting firm of Weatherley, Butterworth, Macias & Graves P.C. located in El Paso, Texas.   Mr. Butterworth has thirty-five years of certified public accounting experience and has been a member of the Company’s Audit Committee for the last twelve years.

Mr. Butterworth has valuable accounting and tax expertise.  Additionally, Mr. Butterworth has gained a deep understanding of the Company’s business that enables him to provide significant insights regarding the Company’s financial and accounting related matters.  He brings strategic focus to our Board of Directors and has provided leadership and guidance that have helped drive the Company’s growth.

ALEXANDER M. DAVERN, age 47, is a new nominee to the Board of Directors. Mr. Davern joined National Instruments Corp., a producer of automated test equipment and application software, in February 1994.  Since 2010, he has served as Chief Operating Officer, Chief Financial Officer, Executive Vice President.  From 2002 to 2010, he served as Chief Financial Officer and Senior Vice President, Information Technology and Manufacturing Operations.   From 1997 to 2002, he was the Chief Financial Officer of National Instruments.  Prior to joining National Instruments, Mr. Davern worked both in Europe and in the United States for the international accounting firm of Price Waterhouse, LLP.  From 2003 to 2008, Mr. Davern also served on the Board of Directors and as Audit Committee Chairman of Sigma Tel, Inc., a semiconductor manufacturer.  Mr. Davern received a Bachelor’s of Commerce degree and a postgraduate diploma in professional accounting from University College in Dublin, Ireland.

Mr. Davern brings broad experience in business strategy, operations, global accounting, information technology, auditing and SEC reporting matters.  In addition, his experience as a public company executive contributes to his knowledge of corporate governance and public company matters.

TIMOTHY F. MEEKER, age 67, has been a Director of the Company since 2004.  Effective January 14, 2014, Mr. Meeker was appointed as Chairman of the Board.  Mr. Meeker is also Chairman of the Corporate Governance Committee.  He also serves as a member of the Compensation and Nominating Committees.  Since 2002, Mr. Meeker has served as President and principal in Meeker and Associates, a privately-held management consulting firm.  Mr. Meeker served as Senior Vice President, Sales & Customer Development for Bristol-Myers Squibb, a consumer products and pharmaceutical company, from 1996 through 2002.  From 1989 to 1996, Mr. Meeker served as Vice President of Sales for Bristol-Myers’ Clairol Division.

Mr. Meeker has over thirty-six years of experience in the consumer products industry resulting in extensive general management experience with responsibilities for sales, distribution, finance, human resources, customer service and facilities.  In addition, he has a valued perspective on operational matters that is an asset to the Board of Directors.  Mr. Meeker has served as a chairman of the National Association of Chain Drug Stores advisory committee, which allows him to bring an extensive understanding of retail mass market sales and marketing to our Board of Directors.

JULIEN R. MININBERG, age 49, succeeded Gerald J. Rubin as our Chief Executive Officer effective March 1, 2014.  On March 25, 2014, the Board appointed him to serve as a Director of the Company, filling the vacancy created by the resignation of Mr. Rubin as a Director.  Prior to his appointment as CEO, Mr. Mininberg had served as the Chief Executive Officer of Kaz Inc. (“Kaz”), a wholly-owned subsidiary of the Company since December 2010.  Kaz comprises the Healthcare / Home Environment segment of the Company, which is the Company’s largest  and most global business segment. Mr. Mininberg joined Kaz in 2006 serving as Chief Marketing Officer and was appointed President in September 2007, where he served until he was appointed Chief Executive Officer of Kaz in September 2010.  Before joining Kaz, Mr. Mininberg worked 15 years at Procter & Gamble Co. (“P&G”), where he spent an equal amount of time in the United States and Latin America serving in a variety of marketing and general management capacities.  In the U.S., he worked in brand management, serving as Brand Manager in P&G’s Health Care division. He was promoted to Marketing Director in 1997 and transferred to  Latin America,  where he served in the Fabric & Home Care division before being promoted to Country Manager for P&G’s Home Care business in Latin America.  In 2003, he became Country Manager for Central America overseeing all P&G business in that region.  Mr. Mininberg earned his Bachelor’s degree and MBA from Yale University.  He currently serves on the Board of Advisors for Yale School of Management and is President of its global Alumni Association Board of Directors.

Mr. Mininberg brings a 25-year track record of building market-leading multinational brands and organizations, a strategic mindset, operational expertise and seasoned leadership skills.  As our Chief Executive Officer, Mr. Mininberg provides essential oversight of the business and organization, and a link between management and the Board    Mr. Mininberg has extensive experience in global brand building and general management, and provides crucial insight to the Board on the Company’s strategic planning and operations.

BERYL B. RAFF, age 63, is a new nominee to the Board of Directors.  Since April 2009, Ms. Raff has served as Chairman and Chief Executive Officer at Helzberg Diamond Shops Inc., a  retail and online jewelry retailer and a wholly owned subsidiary of Berkshire Hathaway Inc.  From 2005 through April 2009, she served as Executive Vice President-General Merchandise Manager for the fine jewelry division of J.C. Penney Company, Inc. , a retailer of apparel and home furnishings.  From 2001 through 2005, Ms. Raff served as Senior Vice President-General Merchandise Manager for the fine jewelry division of J.C. Penney.  Prior to joining J.C. Penney, Beryl served in various leadership roles of Zale Corporation, a national retail jewelry chain, last serving as its Chairman and Chief Executive Officer.  Since June 2007, Ms. Raff has served on the Board of Directors of Group 1 Automotive, Inc., an automotive retail operator, and serves as a member of its Compensation Committee and Chairman of the Governance/Nomination Committee.   Ms. Raff serves on the Advisory Board of Jewelers Circular Keystone, a trade publication and industry authority, and as Chairman of the Board of the Jewelers Vigilance Committee, a non-profit organization focused on legal and regulatory issues facing the jewelry industry. Ms. Raff is also a Director of the NACD Heartland Chapter, a non-profit organization dedicated to excellence in board leadership. From 2001 through February 2011, Ms. Raff served on the Board of Directors, the Corporate Governance Committee and the Compensation Committee (which she chaired from 2008 to 2011) of Jo-Ann Stores, Inc., a national specialty retailer of craft, sewing and decorating products.  Ms. Raff graduated from Boston University with a Bachelor of Business Administration degree and from Drexel University with a Masters of Business Administration.

Ms. Raff is well known throughout the retail industry and brings to the Board of Directors her experience and perspective as an outstanding merchant and multi-store retail executive. The Board expects to benefit from Ms. Raff’s extensive knowledge of the retail industry and her valuable insight on how we can best serve our retail partners. Ms. Raff’s current and previous service on other boards also provides important perspectives on key corporate governance matters.

WILLIAM F. SUSETKA, age 61, has been a Director of the Company since 2009, and serves as a member of the Compensation Committee and Audit Committee.  Mr. Susetka spent thirty years in marketing and senior management for Clairol, Inc. and Avon Products, Inc.  From 1999 to 2001, Mr. Susetka was President of  the Clairol U.S. Retail Division, with additional responsibility for worldwide research and development and manufacturing.  From 2002 through 2005, Mr. Susetka was President of Global Marketing at Avon Products, Inc. where he led worldwide marketing, advertising and research and development and served on Avon’s Executive Committee.  Prior to 1999, he held positions as President of the Clairol International Division and Vice President/General Manager for the Clairol Professional Products Division.  He served as a Board Member of the Cosmetics, Toiletry and Fragrance Association from 1999 to 2005 and as a member of the Avon Foundation Board from 2004 to 2005.  From October 2005 to January 2006, Mr. Susetka was Chief Operating Officer of Nice Pak Products, Inc., a manufacturer of private labeled pre-moistened wipes and other antiseptic wipes.  From 2007 through May 2009, he served as Chief Marketing Officer for the LPGA (Ladies Professional Golf Association).  Mr. Susetka currently serves on the LPGA Board of Directors.

Mr. Susetka provides a wealth of global consumer products industry experience and valuable insight to the Board of Directors.  Mr. Susetka is also instrumental in helping to monitor and adjust the strategic direction of  the Company’s Grooming, Skin Care, and Hair Care products category, provides general guidance regarding consumer brand strategy to the Company’s other product categories, and consulting on related matters to senior management.

DARREN G. WOODY, age 54, has been a Director of the Company since 2004, and serves as a member of the Compensation Committee, the Corporate Governance Committee and the Nominating Committee.  Mr. Woody is President and Chief Executive Officer of Jordan Foster Construction, LLC, an investment entity and a construction firm with offices in Austin, Dallas, El Paso, Houston, and San Antonio, Texas and field operations throughout the United States. The firm specializes in military, commercial, multi-family and highway construction. He has served in this capacity since August of 2000. Previously, Mr. Woody was a partner in the law firm of Krafsur, Gordon, Mott, Davis and Woody P.C., where he specialized in real estate, business acquisitions and complex financing arrangements.

Mr. Woody brings a multi-disciplined perspective to our Board of Directors given his executive leadership and legal experience.  This background enables him to provide oversight with regard to many of the Company’s legal matters, significant transactional negotiations and the management of challenging complex projects.

The receipt of a majority of the votes cast (the number of shares voted “for” a director nominee exceeding the number of votes cast “against” that nominee) at the Annual Meeting is required to set the number of Director positions at eight (or such lower number as shall equal the number of nominees elected as Directors) and to elect each of the eight nominees for Director.  In the event that any of the Company’s nominees are unable to serve, proxies will be voted for the substitute nominee or nominees designated by our Board of Directors, or will be voted to fix the number of Directors at fewer than eight and for fewer than eight nominees, as the Board may deem advisable in its discretion.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE EIGHT NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Corporate Governance. Corporate governance is typically defined as the system that allocates duties and authority among a company’s shareholders, Board of Directors and management. The shareholders elect the Board and vote on extraordinary matters.

Our Corporate Governance Guidelines, as well as our Code of Ethics, and the charters of the Audit Committee, Compensation Committee, Nominating Committee and Corporate Governance Committee are available under the “Corporate Governance” heading of the investor relations page of our website at the following address: http://www.hotus.com.

Our Company believes that it is in compliance with the corporate governance requirements of the NASDAQ listing standards.  The principal elements of these governance requirements as implemented by our Company are:

•                  affirmative determination by the Board of Directors that a majority of the Directors are independent;

•                  regularly scheduled executive sessions of independent Directors;

•                  Audit Committee, Nominating Committee and Compensation Committee comprised of independent Directors and having the purposes and charters described below under the separate committee headings; and

•                  specific Audit Committee responsibility, authority and procedures outlined in the charter of the Audit Committee.

Independence. The Board of Directors has determined that the following directors and nominees for election at the Annual Meeting are independent Directors as defined in the NASDAQ listing standards: Gary B. Abromovitz, John B. Butterworth, Alexander M. Davern, Timothy F. Meeker, Beryl B. Raff, William F. Susetka, Adolpho R. Telles and Darren G. Woody.  Approximately 88 percent of the persons nominated to serve on our Company’s Board of Directors are independent as so defined. The foregoing independence determination of our Board of Directors included the determination that each of these seven nominated Board members, if elected and appointed to the Audit Committee, Compensation Committee or Nominating Committee, or as discussed above, respectively, is:

•                  independent for purposes of membership on the Audit Committee under Rule 5605(c)(2) of the NASDAQ listing standards, that includes the independence requirements of Rule 5605(a)(2) and additional independence requirements under SEC Rule 10A-3(b);

•                  independent under the NASDAQ listing standards for purposes of membership on the Nominating Committee; and

•                  independent under the NASDAQ listing standards for purposes of membership on the Compensation Committee, as a “non-employee director” under SEC Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” as defined in regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

BOARD LEADERSHIP AND THE BOARD’S ROLE IN RISK OVERSIGHT

Separation of Chairman and Chief Executive Officer Roles.

Effective January 14, 2014, the Board separated the roles of the Chairman and the Chief Executive Officer in order to further diversify and strengthen its leadership structure. We separated these roles in recognition of the differences between the two roles and the value to our company of having the distinct and different perspectives and experiences of a separate Chairman and Chief Executive Officer.  Our Chief Executive Officer is responsible for the day-to-day management and supervision of the business and affairs of our company (such as reviewing performance and allocating resources as the company’s chief operating decision maker) and for ensuring that the directives of the Board are carried into effect. Our Chairman, on the other hand, is charged with presiding over all meetings of the Board and our shareholders, and providing advice and counsel to the Chief Executive Officer and our Company’s other officers regarding our business and operations, as well as focusing on oversight and governance matters.

By separating the roles of Chief Executive Officer and Chairman, our Chief Executive Officer is able to focus his time and energy on managing the Company’s complex daily operations, while our Chairman can devote his time and attention to addressing matters relating to the responsibilities of our Board. Our Chief Executive Officer and Chairman have an excellent working relationship, and, with more than 36 years of experience in the consumer products industry, our Chairman is well positioned to provide our Chief Executive Officer with guidance, advice, and counsel regarding our company’s business, operations and strategy.  Moreover, we believe that having a separate Chairman focused on oversight and governance matters allows the Board to more effectively perform its risk oversight role as described below.  In connection with the Board’s self-evaluation process, as required by our Corporate Governance Guidelines, the Board evaluates its organization and processes to ensure that the Board is functioning effectively.  For the foregoing reasons, we believe that our separate Chief Executive Officer/Chairman structure is the most appropriate and effective leadership structure for our company and our shareholders.

Deputy Chairman

The Deputy Chairman’s authority and responsibilities include presiding at all meetings of the Board when the Chairman is not present, presiding over all executive sessions of the independent Directors and interacting with committee Chairs to efficiently address Board issues for presentation at Board meetings.  The Deputy Chairman also consults with the Chairman regarding Board agendas and outreach to shareholders.

Executive Sessions

Independent Directors regularly meet without management present.  In regard to executive sessions, any independent Director has the authority to call meetings of independent Directors.

The Board’s Role on Risk Oversight

The Company’s management is responsible for the ongoing assessment and management of the risks the Company faces, including risks relating to capital structure, strategy, liquidity and credit, financial reporting and public disclosure, operations, and governance. The Board oversees management’s policies and procedures in addressing these and other risks.  Additionally, each of the Board’s four committees (the Audit Committee, Compensation Committee, Nominating Committee, and Corporate Governance Committee) monitor and report to the Board those risks that fall within the scope of such committees’ area of oversight responsibility.  For example, the full Board directly oversees strategic risks.  The Nominating Committee directly oversees risk management relating to Director nomination and independence.  The Corporate Governance Committee directly oversees risk management regarding corporate governance.  The Compensation Committee directly oversees risk management relating to employee compensation, including any risks of compensation programs encouraging excessive risk-taking.  Finally, the Audit Committee directly oversees risk management relating to financial reporting, public disclosure and legal and regulatory compliance.  The Audit Committee is also responsible for assessing the steps management has taken to monitor and control these risks and exposures and discussing guidelines and policies with respect to the Company’s risk assessment and risk management.

Management has identified risks, designated associated “risk owners” within the organization and receives appropriate reports from the various risk owners as conditions change. Management works with the Board to communicate risk factors to the Board and to enable the Board to understand the Company’s risk identification, risk management and risk mitigation measures relating to strategic matters.  Additional review or reporting of risks is conducted by management as needed or when requested by the Board or a committee.  Additionally, the Chairman and Deputy Chairman, working with the Audit Committee and the Corporate Governance Committee, assess corporate governance practices and risks.  The Corporate Governance Committee periodically assesses the effectiveness of the Company’s corporate governance policies in light of the applicable listing standards and laws and reports their findings to the Board.

BOARD COMMITTEES AND MEETINGS

Our Board of Directors has four committees: the Audit Committee, the Nominating Committee, the Corporate Governance Committee and the Compensation Committee.  The following table shows the composition of these committees as of February 28, 2014 and the number of meetings held during fiscal year 2014:

Director	Executive Sessions of Independent Directors	Audit	Nominating	Corporate Governance	Compensation
Gary B. Abromovitz	Chair	M	Chair	M	Chair
John B. Butterworth	M	M
Timothy F. Meeker	M		M	Chair	M
William F. Susetka	M	M			M
Adolpho R. Telles	M	Chair
Darren G. Woody	M		M	M	M
Number of Meetings Held in Fiscal Year 2014	7	8	5	4	9

M = Member during fiscal year 2014.

Audit Committee. Our Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee operates under a written charter that has been adopted by the Board of Directors.  The primary purposes of this committee are to oversee, on behalf of the Company’s Board of Directors: (1) the accounting and financial reporting processes and integrity of our Company’s financial statements, (2) the audits of our Company’s financial statements and the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm, (3) our compliance with legal and regulatory requirements, and (4) the staffing and ongoing operation of our internal audit function.  The Audit Committee meets periodically with our Chief Financial Officer and other appropriate officers in the discharge of its duties.  The Audit Committee also reviews the content and enforcement of the Company’s Code of Ethics, consults with legal counsel on various legal compliance matters and on other legal matters if those matters could materially affect our financial statements.

The Board of Directors has determined that each of the members of the Audit Committee is independent as previously described.  In addition, the Board of Directors determined that Adolpho Telles qualifies as an “audit committee financial expert” as defined by the SEC in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Board of Directors has also determined that nominee Alexander M. Davern qualifies as an “audit committee financial expert.”  Additionally, the Board of Directors determined that all of the members of the Audit Committee meet the requirement of the NASDAQ listing standards that each member be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

Compensation Committee. The Compensation Committee operates under a written charter that has been adopted by the Board of Directors.  The primary purposes of the committee are to (1) evaluate and approve the corporate goals and objectives set by the Chief Executive Officer (the “CEO”), (2) evaluate the CEO’s performance in light of those goals and objectives, (3) make recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based plans, (4) oversee the administration of our incentive compensation plans and equity-based plans, and (5) produce an annual report on executive compensation for inclusion in the Company’s proxy statement.  The Board of Directors has determined that the members of this committee are independent as previously described.   In addition to formal meetings, the committee also conducted numerous informal telephonic discussions and consulted its legal advisors throughout the year. The Compensation Committee has the independent authority to hire compensation, accounting, legal, or other advisors.  Since fiscal year 2011, the Compensation Committee has retained Pearl Meyer & Partners (“Pearl Meyer”) as its independent compensation consultant.  Pearl Meyer works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in meeting its responsibilities.  During fiscal year 2014, Pearl Meyer assisted the Compensation Committee in connection with an analysis of the compensation received by our executive officers, including establishing a peer group for which a benchmarking study could be conducted and assisting in evaluating shareholder feedback in connection with the 2013 say on pay vote.  Pearl Meyer also helped evaluate the new fiscal year 2015 compensation packages of our Chief Executive Officer and other executive officers.  The Compensation Committee has determined that Pearl Meyer has no conflicts of interest relating to its engagement by the Compensation Committee.

Nominating Committee.  The Nominating Committee operates under a written charter that has been adopted by the Board of Directors.  The primary purposes of the Nominating committee are to (1) recommend to our Board of Directors individuals qualified to serve on our Board of Directors for election by shareholders at each annual general meeting of shareholders and to fill vacancies on the Board of Directors, and (2) implement the Board’s criteria for selecting new Directors.  The Nominating Committee also oversees the evaluation of the Board members and seeks to annually review Director qualifications and skill sets with the goal of maintaining fresh perspectives on the Board.  The Nominating Committee receives recommendations from its members, other members of the Board of Directors,  outside advisors, and consultants for candidates to be considered for the Board.  The Nominating Committee receives recommendations from its members or other members of the Board of Directors for candidates to be appointed to committee positions, reviews and evaluates such candidates and makes recommendations to the Board of Directors for nominations to fill or add committee positions.

The Nominating Committee’s current process for identifying and evaluating nominees for Director positions consists of general periodic evaluations of the size and composition of the Board of Directors, applicable listing standards and laws, and other appropriate factors with a goal of maintaining continuity of appropriate industry expertise and knowledge of our Company.  With respect to the new Director nominees for the Annual Meeting, the Nominating Committee also engaged a search firm specializing in Director recruiting to aid in identifying and evaluating potential Director candidates.  The Nominating Committee looks for a number of personal attributes in selecting candidates as specified in the Company’s Corporate Governance Guidelines including: sound reputation and ethical conduct; business and professional activities that are complementary to those of the Company; the availability of time and a willingness to carry out their duties and responsibilities effectively; an active awareness of changes in the social, political and economic landscape; an absence of any conflicts of interest; a level of health that allows for attendance and active contribution to most Board and committee meetings; limited service on other boards; and a commitment to contribute to the Company’s overall performance, placing it above personal interests. The Nominating Committee does not have a diversity policy regarding its selection criteria for determining Director nominees.  However, as specified in the Company’s Corporate Governance Guidelines, the Nominating Committee makes efforts to maintain members on the Board who have substantial and direct experience in areas of importance to the Company.  Additionally, the Nominating Committee seeks independent Directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions.  The Nominating Committee considers all attributes, business diversity, professional qualifications, and experience of all candidates the committee believes will benefit the Company and increase shareholder value, without regard to gender, race or ethnic background.  The Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees.

The Nominating Committee will consider candidates recommended by shareholders. Written suggestions for candidates by shareholders should be delivered for consideration by the Nominating Committee to the Secretary of the Company, Clarendon House, Church Street, Hamilton, Bermuda. Written suggestions for candidates should be accompanied by a written consent of the proposed candidate to serve as a Director if nominated and elected, a description of his or her qualifications and other relevant biographical information. The Nominating Committee may request that the shareholder submitting the proposed nominee furnish additional information to determine the eligibility and qualifications of such candidate.  Additionally, any candidate recommended by shareholders must meet the same general requirements outlined in the previous paragraph to be considered for election.  Any shareholder recommendation will be considered for nomination as a Director at the sole discretion of the Nominating Committee. Neither the Board of Directors nor the Nominating Committee is required to include any shareholder nominee recommendation as a proposal in the proxy statement and proxy card mailed to shareholders. Our Company did not receive any such Director nominee recomendations for the Annual Meeting.

In addition, Section 79 of the Companies Act 1981 provides that (i) any number of shareholders representing not less than 5 percent of the total voting power of the shares eligible to vote at a general meeting of shareholders, or (ii) not less than 100 shareholders may propose any resolution which may properly be moved at the next annual general meeting of shareholders. Upon timely receipt of a requisition and compliance with Section 79, we will, at the expense of such shareholder(s), give our other shareholders entitled to receive notice of the next annual general meeting of shareholders notice of the proposed  resolution. To be timely, the requisition requiring notice of a resolution must be deposited at our registered office at least six weeks before the next annual general meeting of shareholders. Shareholders satisfying the criteria of Section 79 may also require us to circulate a statement in respect of any matter to come before an annual general meeting of shareholders by requisition deposited at our registered office not less than one week prior to the annual general meeting of shareholders.

Corporate Governance Committee.  The primary purposes of the Corporate Governance Committee are to (1) develop, assess and recommend to the Board our corporate governance policies, and (2) evaluate, develop and recommend to the Board succession plans for all of the Company’s senior management. The Corporate Governance Committee works with the Compensation Committee to develop and recommend succession plans to the Board of Directors.

Meetings of Board of Directors and its Committees.  The Board of Directors held four regularly scheduled meetings and six other meetings (five of which were telephonic) during fiscal year 2014.  Each Board member attended at least 75% of the meetings of our Board of Directors and the committee meetings for which they were members.  We encourage, but do not require, the members of the Board of Directors to attend annual general meetings and Director nominees.  Last year, all of our Directors attended the annual general meeting of shareholders.  We expect that all Board members and Director nominees will attend the Annual Meeting.

Committee Rotation

The Board will consider the rotation of committee assignments and of committee chairs at such intervals as the Board determines on the recommendation of the Corporate Governance Committee.  Consideration of rotation will seek to balance the benefits derived from continuity and experience, on the one hand, and the benefits derived from gaining fresh perspectives and enhancing Directors’ understanding of different aspects of the Company’s business and enabling functions.

SHAREHOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

Any record or beneficial owner of our shares of Common Stock who has concerns about accounting, internal accounting controls or auditing matters relating to our Company may contact the Audit Committee directly.  Any record or beneficial owner of our Common Stock who wishes to communicate with the Board of Directors on any other matter should also contact the Audit Committee.  The Audit Committee has undertaken on behalf of the Board of Directors to be the recipient of communications from shareholders relating to our Company.  If particular communications are directed to the full Board, independent Directors as a group, or individual Directors, the Audit Committee will route these communications to the appropriate Directors or committees so long as the intended recipients are clearly stated.

Communications intended to be anonymous may be made by calling our national hotline service at 866-210-7649 or 866-210-7650.  When calling, please identify yourself as a shareholder of our Company intending to communicate with the Audit Committee.  This third party service undertakes to forward the communications to the Audit Committee if so requested and clearly stated.  You may also send communications intended to be anonymous by mail, without indicating your name or address, to Helen of Troy Limited, 1 Helen of Troy Plaza, El Paso, Texas, 79912, USA, Attention: Chairman of the Audit Committee.  Communications not intended to be made anonymously may be made by calling the hotline number or by mail to that address, including whatever identifying or other information you wish to communicate.

Communications from employees or agents of our Company will not be treated as communications from our shareholders unless the employee or agent clearly indicates that the communication is made solely in the person’s capacity as a shareholder.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2014, none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company, and no executive officer of the Company served on the Compensation Committee (or equivalent), or the Board of Directors of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

DIRECTOR COMPENSATION

The following table summarizes the total compensation earned by all non-employee Directors during fiscal year 2014:

Director Compensation for Fiscal Year 2014

	Fees Earned
	or Paid	Stock
	in Cash	Awards		Total
Name	($)	($)		($)
Gary B. Abromovitz	150,000	103,150	(1)	253,150
John B. Butterworth	84,000	103,150	(1)	187,150
Timothy F. Meeker	82,000	103,150	(1)	185,150
William F. Susetka	96,000	103,150	(1)	199,150
Adolpho R. Telles	100,000	103,150	(1)	203,150
Darren G. Woody	78,000	103,150	(1)	181,150

(1)         The amounts above are based on the grant date fair value of $36.56, $40.09, $40.23 and $48.16 per share on March 1, June 3, September 3, and December 2, 2013, respectively, computed in accordance with FASB ASC Topic 718.  With respect to stock awards, 30 percent of the value of the grant is settled with cash in order for the Directors to satisfy any tax liabilities associated with the grant.  Further information regarding the awards is included in “Grants to Directors of Plan Based Awards in Fiscal Year 2014” and “Non-Employee Director Equity Compensation Plan.”

During the fiscal year ended February 28, 2014, Gerald J. Rubin, our former Chief Executive Officer, was our only Director that was also an employee of the Company.  He did not receive any remuneration for his service as a member of the Board of Directors.

In fiscal year 2014, the following cash compensation was paid to our non-employee Directors:

Directors Fees Earned or Paid in Cash for Fiscal Year 2014

	Annual	Board	Executive	Deputy	Committee		Committee
	Board	Meeting	Session	Chairman	Chair		Member
	Retainers	Fees	Fees	Fees	Fees		Fees	Total
Name	($) (1)	($) (2)	($) (3)	($) (4)	($)		($) (5)	($)
Gary B. Abromovitz	24,000	12,000	24,000	40,000	20,000	(6)	30,000	150,000
John B. Butterworth	24,000	12,000	24,000	-	-		24,000	84,000
Timothy F. Meeker	24,000	12,000	24,000	-	10,000	(7)	12,000	82,000
William F. Susetka	24,000	12,000	24,000	-	-		36,000	96,000
Adolpho R. Telles	24,000	12,000	24,000	-	40,000	(8)	-	100,000
Darren G. Woody	24,000	12,000	24,000	-	-		18,000	78,000

(1)         All non-employee Directors receive a quarterly cash retainer of $6,000.

(2)         All non-employee Directors receive a quarterly cash fee of $3,000 for each regular meeting of the Board of Directors attended.

(3)         All independent Directors receive a quarterly cash fee of $6,000 for participation in executive sessions.

(4)         The Deputy Chairman and lead Director receives a quarterly cash fee of $10,000.

(5)         Each non-chair member of the Audit Committee receives a quarterly cash fee of $6,000, each non-chair member of the Compensation Committee receives a quarterly cash fee of $3,000 and each non-chair member of the Corporate Governance Committee receives a quarterly cash fee of $1,500.

(6)         The Compensation Committee Chairman receives a quarterly cash fee of $5,000.

(7)         The Corporate Governance Committee Chairman receives a quarterly cash fee of $2,500.

(8)         The Audit Committee Chairman receives a quarterly cash fee of $10,000.

The members of the Nominating Committee did not receive compensation for their service on that committee in fiscal year 2014. The Nominating Committee consists of Messrs. Abromovitz (Chairman), Meeker and Woody.  In addition to the amounts shown above, non-employee Board members received reimbursement for travel and lodging expenses incurred while attending Board and committee meetings and Board-related activities, such as visits to Company locations.

After the Annual Meeting, the members of the Board of Directors will receive annual compensation for their services in the form of a cash retainer equal to $100,000 and Common Stock valued at $100,000. The Chairman of the Board of Directors will receive an additional $70,000 annually in cash compensation, the Deputy Chairman will receive an additional $20,000 annually in cash compensation and the Chairperson of each committee of the Board of Directors will receive the following annual cash compensation:

Audit Committee	$15,000
Compensation Committee	$15,000
Nominating Committee	$5,000
Governance Committee	$5,000

All other meeting attendance and committee service fees will be eliminated.

Director Stock Ownership and Compensation Guidelines

The Compensation Committee and the Board of Directors believe that Directors should own and hold Common Stock to further align their interests and actions with the interests of the Company’s shareholders.  Accordingly, in June 2008, the Board of Directors adopted stock ownership and compensation guidelines for the Directors. Under these guidelines, the Directors should hold shares of the Company’s Common Stock equal in value to at least three times the annual cash retainer for the Directors. The guidelines provide that the stock ownership levels should be achieved by each Director within five years of his or her first appointment to the Board of Directors. Each current Director’s stock ownership in the Company exceeds these guidelines. To further encourage equity participation, the guidelines provide that equity awards to non-employee Directors either vest over a period of at least three years or are required to be held by the Director until his or her service with the Company ends.

In June 2014, upon the recommendation of the Compensation Committee, the Board of Directors adopted revised stock ownership and compensation guidelines for the Directors, which replaces the guidelines described above. These revised guidelines take effect after our Annual Meeting and will require that Directors hold shares of the Common Stock equal in value to at least twice the annual cash retainer for Directors. Because of the increase in the annual cash retainer received by the Directors beginning with the Annual Meeting, these revised guidelines will require a higher ownership threshold than under the currently effective guidelines. The revised guidelines provide that equity awards to non-employee Directors vest when granted. Because the effectiveness of the revised guidelines will take effect concurrently with the increases in the Director annual cash retainers, the Directors will have five years from the date of the increase to acquire any additional shares needed to comply with the revised guidelines. The Compensation Committee will review stock ownership levels on the first trading day of the calendar year based on the fair market value of the shares on such date.

The Board of Directors also believes that compensation arrangements should be flexible enough to allow the Directors to receive a balanced mix of equity and cash keeping in mind the Board’s guidelines for achieving and maintaining stock ownership.  In this respect, the Board of Directors will seek to target Director average compensation at a mix of approximately 50 percent cash and 50 percent equity, not including any annual cash chairperson fees paid to the chairpersons of the Board committees. Each Director receives 30 percent of the value of the grant award in cash in order to pay any tax liabilities associated with the grant.

Non-Employee Director Equity Compensation Plan

At the 2008 annual general meeting of shareholders, the Company’s shareholders approved the Helen of Troy Limited 2008 Non-Employee Directors Stock Incentive Plan (the “2008 Director Plan”). The purpose of the 2008 Director Plan is to (1) aid the Company in attracting, securing and retaining Directors of outstanding ability and (2) motivate such persons to exert their best efforts on behalf of the Company and its subsidiaries and its affiliates by providing incentives through the granting of awards under the plan.  Only non-employee Directors of the Company are eligible to participate in the 2008 Director Plan.  Because Julien Mininberg is an employee of the Company, he is not eligible to participate in the 2008 Director Plan.

The 2008 Director Plan is administered by the Compensation Committee of the Board of Directors. The 2008 Director Plan permits grants of restricted stock, restricted stock units and other stock-based awards to the Company’s non-employee Directors.  The vesting criteria and other terms and conditions of restricted stock, restricted stock units and other stock-based awards will be determined by the Compensation Committee.  Shares which are subject to awards which terminate, expire, are cancelled, exchanged, forfeited, lapse or settled for cash may be utilized again with respect to awards granted under the 2008 Director Plan.  As of June 2, 2014,  63,880 shares of restricted stock have been granted under the plan and 111,120 shares of Common Stock remain available for future issue (subject to adjustment in certain circumstances). The plan will expire by its terms on August 19, 2018.

If a participant’s service is terminated for any reason, the participant will only be entitled to the restricted stock or restricted stock units vested at the time of such termination of service. The participant’s unvested restricted stock and restricted stock units will be forfeited. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of unvested restricted stock or restricted stock units held by a participant if the participant is terminated without “cause” (as determined by the Compensation Committee) by the Company.  In the event of a Change of Control (as defined in the 2008 Director Plan), (1) the participants will have the right to settle from and after the date of the Change of Control any restricted stock unit held by such participant in whole or in part, notwithstanding that such restricted stock unit may not be fully vested, and (2) any and all restrictions on any participant’s other stock-based award will lapse and such stock will immediately vest in the participant, notwithstanding that the other stock-based award was unvested.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 2, 2014, the beneficial ownership of the Common Stock of the Directors, nominees for Directors and the executive officers of the Company; the Directors, nominees for Director and executive officers of the Company as a group; and each person known to the Company to be the beneficial owner of more than five percent of the Common Stock:

	Number of
	Common Shares
Name of Beneficial Owner	Beneficially Owned		Percent *
Julien R. Mininberg	2,034		**
Thomas J. Benson	25,657	(1)	**
Brian L. Grass	5,734	(1)	**
Vincent D. Carson	19,968	(1)	**
Adolpho R. Telles	11,780		**
Timothy F. Meeker	10,480		**
John B. Butterworth	10,130		**
Darren G. Woody	9,480		**
Gary B. Abromovitz	9,130		**
William F. Susetka	8,480		**
Alexander M. Davern	-	(2)	**
Beryl B. Raff	-	(2)	**
All Directors, Nominees for Directors and executive officers as a group (12 Persons)	112,873	(1)	0.40%
FMR LLC	4,806,823	(3)	16.95%
245 Summer Street
Boston, Massachusetts 02210
Dimensional Fund Advisors LP	2,467,246	(4)	8.70%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
Wellington Management Company, LLP	1,926,875	(5)	6.79%
280 Congress Street
Boston, Massachusetts 02210
Vanguard Group, Inc.	1,811,323	(6)	6.39%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

*                 Percent ownership is calculated using a base denominator of 28,360,826 shares of the Common Stock outstanding on June 2, 2014, adjusted in the case of Directors and executive officers, individually and as a group, for stock options exercisable within sixty days of June 2, 2014.

**          Ownership of less than one percent of the outstanding Common Stock.

(1)         Includes shares subject to stock options that are exercisable within sixty days of June 2, 2014 as follows:

Options (#)
Thomas J. Benson	23,500
Vincent D. Carson	18,500
Brian L. Grass	5,400
Total	47,400

(2)         Ms. Raff and Mr. Davern have been nominated as Directors for election at the Annual Meeting.  Neither nominee has previously served on the Board.

(3)         Based on the Schedule 13G/A filed on February 14, 2014.  According to the filing, FMR LLC currently has sole dispositive power for 4,806,823 shares, shared dispositive power for zero shares, sole voting power for 480,450  shares, and shared voting power for zero shares.

(4)         Based on the Schedule 13G/A filed on February 10, 2014.  According to the filing, Dimensional Fund Advisors LP has   sole dispositive power for 2,467,246 shares, shared dispositive power for zero shares, sole voting power for 2,421,166 shares, and shared voting power for zero shares.

(5)         Based on the Schedule 13G/A filed on February 14, 2014.  According to the filing, Wellington Management Company, LLP has sole dispositive power for zero shares, shared dispositive power for 1,926,875 shares, sole voting power for zero shares, and shared voting power for 1,377,329 shares.

(6)         Based on the Schedule 13G/A filed on February 11, 2014.  According to the filing, Vanguard Group, Inc. currently has sole dispositive power for 1,764,231 shares, shared dispositive power for 47,092 shares, sole voting power for 48,992 shares, and shared voting power for zero shares.

EXECUTIVE OFFICERS

The executive officers of the Company are currently Julien R. Mininberg, Thomas J. Benson, Brian L. Grass and Vincent D. Carson.  Mr. Mininberg is also an appointed Director of the Company and stands for nomination at the Annual Meeting.  His biography is included above under “Proposal 1: Election of Directors.

THOMAS J. BENSON, age 57, joined the Company in August 2003.  Effective May 1, 2014, Mr. Benson was appointed Chief Operations Officer of the Company.  From January 14, 2014 through February 28, 2014, Mr. Benson served as Interim Chief Executive Officer in addition to his duties as Chief Financial Officer.  Prior to the new appointments, Mr. Benson served as Senior Vice President and Chief Financial Officer of the Company. Mr. Benson served as Chief Financial Officer of Elamex, S.A. de C.V., a provider of manufacturing and shelter services, from June 2002 to August 2003, and as Chief Financial Officer of Franklin Connections / Azar Nut Company, a manufacturer, packager and distributor of candy and nut products, from May 1994 to June 2002. He has served as an investments director in two private investment firms and spent seven years in public accounting. He received his B.S. from St. Mary’s College and his Masters Degree of Taxation from DePaul University.

BRIAN L. GRASS, age 44, joined the Company in 2006. Effective May 1, 2014, Mr. Grass  was appointed Chief Financial Officer of the Company. Prior to the new appointment, he had served in the capacity of the Company’s Assistant Chief Financial Officer. Prior to joining the Company, Mr. Grass spent seven years in public accounting at KPMG LLP and six years in various financial leadership roles at Tenet Healthcare Corporation, a healthcare services company.

VINCENT D. CARSON, age 54, joined the Company in November 2001. Effective May 1, 2014, Mr. Carson was appointed Chief Legal Officer of the Company.  Prior to the new appointment, he had served in the capacity of Vice President, General Counsel and Secretary from November 2001 to September 2010.  From September 2010 to April 30, 2014, he served as Senior Vice President, General Counsel and Secretary of the Company.  Prior to joining the Company, Mr. Carson had a 16 year legal career in private practice in El Paso, Texas.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis for the fiscal year ended February 28, 2014 to be included in the proxy statement for the Annual Meeting filed pursuant to Section 14(a) of the Exchange Act.  Based on its review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement on Schedule 14A for the Company’s Annual Meeting and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2014.

Members of the Compensation Committee:

Gary B. Abromovitz, Chairman

Timothy F. Meeker

William F. Susetka

Darren G. Woody

This Report of the Compensation Committee is not “soliciting material,” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE OFFICERS

Julien Mininberg
Chief Executive Officer

Tom Benson*
Chief Operations Officer

Brian Grass
Chief Financial Officer

Vince Carson*
Chief Legal Officer and Secretary

Gerald Rubin*
former President and
Chief Executive Officer

This section of the proxy statement explains how the Compensation Committee oversees our executive compensation programs, reviews important changes the committee has made since our 2013 annual general meeting and discusses the compensation earned by our executive officers below, including the compensation of our named executive officers, as presented in the tables under “Executive Compensation.”

Leadership Transition

On January 14, 2014, Mr. Rubin notified the Board of Directors that he was stepping down as Chief Executive Officer and President of the Company. The Board of Directors then implemented its succession plan, appointing Mr. Mininberg as Chief Executive Officer of the Company, effective March 1, 2014. Between Mr. Rubin’s resignation and the effective date of Mr. Mininberg’s appointment, the Board appointed Mr. Benson, then serving as the Company’s Chief Financial Officer and Senior Vice President, to serve as Interim Chief Executive Officer. Effective May 1, 2014, each of Messrs. Benson, Carson, and Grass was promoted to the positions of Chief Operations Officer, Chief Legal Officer, and Chief Financial Officer, respectively.

Under applicable SEC rules, because our Chief Executive Officer, Mr. Mininberg, and our Chief Financial Officer, Mr. Grass, were not appointed to their positions until fiscal year 2015, they are not considered “named executive officers” for purposes of this proxy statement. Additionally, under applicable SEC rules, our named executive officers for fiscal year 2014 also include Mr. Rubin, our former Chairman, Chief Executive Officer and President.

*           “Named executive officers” who are included in the Summary Compensation Table on page 42.

Executive Summary

This Compensation Discussion and Analysis describes our executive compensation program and the important changes made since our 2013 annual general meeting to respond to shareholder feedback.  At the 2013 annual general meeting, the shareholders of the Company voting at the meeting voted against the compensation of our named executive officers described in our 2013 proxy statement (“say on pay”).  In connection with the 2013 say on pay vote, the Compensation Committee engaged in discussions with Company shareholders to gain input into the compensation elements that were among their top concerns and engaged an independent compensation consultant, Pearl Meyer & Partners (“Pearl Meyer”). The paramount concern expressed by our shareholders was the level of compensation and other pay practices relating to our former Chief Executive Officer.  Following the 2013 say on pay vote, we sought to negotiate changes to Mr. Rubin’s employment agreement to revise his compensation package. Mr. Rubin did not agree to any revisions to his agreement that the Compensation Committee believed would alleviate shareholder concerns.  The Compensation Committee  was therefore unable to make changes to Mr. Rubin’s compensation package in response to the say on pay vote.  In connection with the appointment of Mr. Mininberg as our Chief Executive Officer, the Compensation Committee addressed the concerns of our shareholders in Mr. Mininberg’s compensation package. These actions include the following:

Topic	Action
Employment Agreement with New Chief Executive Officer	• Entered into an employment agreement with our new Chief Executive Officer designed to address shareholder concerns.
Benchmarking	• Established a benchmark peer group against which to compare and assess the Company’s compensation program and performance against similarly situated companies.
Market Compensation Levels

•                  Set the compensation of our Chief Executive Officer at what the Compensation Committee believes is a market level compared to peers.

•                  Substantially reduced the overall compensation of our Chief Executive Officer.

Rigorous Performance Metrics	• Established more rigorous performance goals based on multiple metrics that are not duplicative between short-term and long-term incentive awards.
Refocused Long-Term Incentives

•                  Established a three year performance period for long-term incentive awards of our Chief Executive Officer.

•                  Established minimum vesting periods for Company equity grants to our Chief Executive Officer.

Substantially Reduced Severance to Chief Executive Officer	• Substantially decreased any severance owed to our Chief Executive Officer upon a termination of employment when compared to that received by the former Chief Executive Officer.
Flexibility to Address Shareholder Feedback	• Maintained the flexibility to modify our Chief Executive Officer’s compensation package to reflect changes in market trends.

The Board also adopted stock ownership guidelines for our executive officers, with a five year period to reach the required ownership.  Overall, our executive compensation program as currently in effect emphasizes performance- and equity-based compensation to align it with shareholder interests, and includes other practices that we believe serve shareholder interests such as paying for performance, not providing tax “gross-up” payments and maintaining policies relating to clawbacks of incentive awards and prohibitions on hedging or pledging Company stock.

Because the Company adopted the changes to its executive compensation program following the 2013 say on pay vote and Mr. Mininberg did not assume the responsibilities as Chief Executive Officer until after fiscal year 2014, a number of the significant changes to the compensation program will not be reflected in named executive officer compensation tables until fiscal year 2015 executive compensation is reported in the 2015 proxy statement.  The Board of Directors believes that in order to evaluate the Company’s executive compensation polices, the shareholders should understand both the Company’s past and current practices.  Accordingly, this Compensation Discussion and Analysis describes the fiscal year 2014 compensation decisions relating to the named executive officers, as well as the fiscal year 2015 changes relating to our new Chief Executive Officer and other executive officers.  As a result of these revised compensation policies and the significant progress that the Compensation Committee has achieved following the 2013 annual general meeting, the Compensation Committee recommends a vote “For” the advisory say on pay proposal.

Fiscal Year 2014 Performance Overview

Despite a retail environment and economy in our industry that remained challenging during fiscal year 2014, we were able to meet a number of objectives aimed to further our core initiatives to grow our business and increase shareholder value, including:

•                  cumulative total shareholder returns of 134 percent and 550 percent over the past three and five fiscal years, respectively, that exceed both the NASDAQ Market Index and the Dow Jones-U.S. Personal Products, Broad Market Cap, Yearly, and Total Return Index;

•                  a return on average equity for fiscal year 2014 of 8.8 percent, which includes non-cash asset impairment charges of $12.03 million and succession costs of $16.34 million relating to our former Chief Executive Officer;

•                  Adjusted EBITDA (as defined in the 2011 Bonus Plan) of $179.17 million for fiscal year 2014;

•                  our Board of Directors authorized the repurchase of $550 million of the Company’s outstanding Common Stock in keeping with its stated intention to return to shareholders capital not otherwise deployed for strategic acquisitions.  As part of that strategy, we completed a modified “Dutch auction” tender offer resulting in the repurchase of 3,693,816 shares for an aggregate purchase price of $245.64 million in March 2014;

•                  completion of the migration of our Healthcare / Home Environment segment onto our Global Enterprise Resource Planning (“ERP”) system, which we expect to eliminate costs associated with managing two ERP systems and improve uniformity of execution throughout our organization; and

•                  completion of the construction of a new $38.0 million, 1.3 million square foot distribution facility in Olive Branch, Mississippi built to consolidate the distribution operations of our U.S.-based Personal Care and Healthcare / Home Environment appliance businesses and allow for future growth.

Elements of Executive Compensation

The Compensation Committee has structured the fiscal year 2015 compensation of our executive officers as follows:

Element	Type	Terms

Base Salary	Cash	• Fixed amount of compensation for performing day-to-day responsibilities. • Executive officers other than our Chief Executive Officer are generally eligible for annual increases.

Annual Incentives	Cash	• Competitively-based annual incentive awards for achieving short-term financial goals (such as net income and net sales growth) and other strategic objectives.

Performance Long-Term Incentives	Restricted Stock Units (RSUs)

•                  RSUs vest over a three year performance period.

•                  Number of RSUs earned by executive officers is based upon adjusted earnings per share growth, adjusted cash flow productivity and relative total shareholder return performance metrics.

Time Vested Long-Term Incentives	Stock Options, RSU’s

•                  Stock options vest equally over a five year period.

•                  RSUs vest over a three year period: 50 percent at the end of the 2nd year and 50 percent at the end of the 3rd year.

•                  Not available to our Chief Executive Officer.

Other	Perquisites	• Very limited perquisites.

Overview of Compensation Practices

Oversight of Our Executive Compensation Program

The Compensation Committee oversees the compensation of our named executive officers and is composed entirely of independent Directors as defined under the listing standards of NASDAQ.  The Compensation Committee is responsible for evaluating the Chief Executive Officer’s performance in light of the goals and objectives of the Company.  It also makes compensation recommendations with respect to our other executive officers, including approval of awards for incentive compensation and equity-based plans.  The Compensation Committee and the Corporate Governance Committee also assist the Board of Directors in developing succession planning for our executive officers.

The Role of Chief Executive Officer in Determining Executive Compensation

The Compensation Committee, working with the Chief Executive Officer, evaluates and approves all compensation regarding our other named executive officers.  Our other named executive officers report directly to our Chief Executive Officer who supervises the day to day performance of those officers.  Accordingly, the Chief Executive Officer establishes the criteria and any targets used to determine bonuses, including each other named executive officer’s individual performance and Company-based performance factors, and makes recommendations to the Compensation Committee regarding salaries, bonuses and equity awards for the other named executive officers. The Compensation Committee strongly considers the compensation recommendations and the performance evaluations of the Chief Executive Officer in making its decisions and any recommendations to the Board of Directors with respect to other named executive officers’ compensation, incentive compensation plans and equity-based plans that are required to be submitted to the Board.  In deliberations or approvals regarding the compensation of the other named executive officers, the Compensation Committee may elect to invite the Chief Executive Officer to be present but not vote.  In any deliberations or approvals of the Compensation Committee regarding the Chief Executive Officer’s compensation, the Chief Executive Officer is not invited to be present.

Objectives of Our Compensation Program

Our compensation program is designed to attract, motivate and retain key employees and to align the long-term interests of the named executive officers with those of our shareholders.  The philosophy that the Compensation Committee uses to set executive compensation levels and structures is based on the following principles:

•                  compensation for our executive officers should be linked to performance;

•                  a higher percentage of compensation should be performance-based as an executive officer’s range of responsibility and ability to influence the Company’s results increase;

•                  compensation should be competitive in relation to the marketplace; and

•                  outstanding achievement should be recognized.

In addition, we believe that our compensation programs for executive officers should be appropriately tailored to encourage employees to grow our business, but not encourage them to do so in a way that poses unnecessary or excessive material risk to the Company.

Compensation Consultant and Other Advisers

The Compensation Committee has the independent authority to hire compensation, accounting, legal, or other advisors.  In connection with any such hiring, the Compensation Committee can determine the scope of the consultant’s assignments and their fees.  The scope of a consultant’s services may include providing the Compensation Committee with data regarding compensation trends, assisting the Compensation Committee in the preparation of market surveys or tally sheets or otherwise helping it evaluate compensation decisions.  Since fiscal year 2011, the Compensation Committee has retained Pearl Meyer as its independent compensation consultant.  Pearl Meyer works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in meeting its responsibilities. During fiscal year 2014, Pearl Meyer assisted the Compensation Committee in connection with an analysis of the compensation received by our executive officers, including establishing a peer group on which a benchmarking study could be conducted and assisting in evaluating shareholder feedback in connection with the 2013 say on pay vote.  Pearl Meyer also helped evaluate the new fiscal year 2015 compensation packages of our Chief Executive Officer and other executive officers. Pearl Meyer performs no other services for the Company and, to date, has not undertaken any projects on behalf of management.  The Compensation Committee has determined that Pearl Meyer has no conflicts of interest relating to its engagement by the Compensation Committee.

Benchmarking

In response to shareholder input concerning the level of compensation paid to the former Chief Executive Officer, the Compensation Committee decided to benchmark the compensation of our new Chief Executive Officer beginning in fiscal year 2015.  The Compensation Committee believes that targeting executive compensation within the peer group permits the Compensation Committee to assess an appropriate total value and mix of pay for our executives and to set the compensation of our executive officers in a manner that is competitive in relation to the marketplace.  Accordingly, the Compensation Committee engaged Pearl Meyer to establish a peer group list to serve as a benchmark in determining the fiscal year 2015 total compensation of our Chief Executive Officer (the “Compensation Peer Group”).  The Compensation Committee also used the Compensation Peer Group, as well as survey data, to assist the committee in setting the fiscal year 2015 total compensation of our other executive officers.  This Compensation Peer Group consists of the following 15 companies:

Jarden Corp.	American Greetings Corp.
Newell Rubbermaid Inc.	Tempur Sealy International Inc.
Clorox Co. (The)	Revlon Inc.
Coty Inc.	Elizabeth Arden Inc.
Spectrum Brands Holdings Inc.	NACCO Industries Inc.
Church & Dwight Co. Inc.	Libbey Inc.
Tupperware Brands Corp.	Lifetime Brands Inc.
Nu Skin Enterprises Inc.

In compiling the Compensation Peer Group, the Compensation Committee considered management input, peer groups lists prepared by proxy advisers and the input of its independent compensation consultant.  The Compensation Peer Group includes a mix of companies identified as within our peer group by proxy advisors or recommended by our compensation consultant or management.  The organizations ultimately included in the Compensation Peer Group were chosen because they are a source of talent, are within the general industry of the Company and have comparable revenues, are competitors of the Company or have similar distribution channels as the Company.  The Compensation Committee also screened companies included in the Compensation Peer Group with a focus on including those with revenues of one-third to three times the revenue of the Company.  Although their revenues are more than three times larger than those of the Company, the Compensation Committee decided to include The Clorox Co., Jarden Corp., Newell Rubbermaid Inc. and Coty Inc. in the Compensation Peer Group because they are direct competitors of the Company and are a source of talent.  The Compensation Committee will review the peer group on an annual basis.

The Compensation Committee used median compensation data for similar positions in the Compensation Peer Group as a guide to setting fiscal year 2015 compensation targets for our executive officers.  For executive officers other than the Chief Executive Officer, the Compensation Committee also considered survey data.  The actual total compensation and/or amount of each compensation element for an individual may be more or less than this median.  For fiscal year 2015 compensation, the Compensation Committee has benchmarked the total target compensation received by Mr. Mininberg at approximately the 50th percentile level.

Our Pay Practices and Corporate Governance

A summary of our current pay practices includes the following:

WHAT WE DO	WHAT WE DO NOT DO

Pay for Performance – We heavily link our executive compensation program to the Company’s operating performance. We ensure that a significant portion of our executive officer’s compensation opportunities are performance-based. The amount of the payout to our Chief Executive Officer is contingent on the degree to which the Company achieves pre-established performance goals that the Compensation Committee has determined are aligned with the Company’s short- and long-term operating and financial objectives.

No Tax Gross Ups and Elimination of Other Problematic Governance and Pay Practices– Over the last several years, we have eliminated problematic practices, such as tax gross-ups and the right to “guaranteed” grants of equity awards.

Refocused Incentive Goals – Our annual and long term incentive program has been redesigned, with an emphasis on establishing multiple and more rigorous performance goals that are not duplicative between short term and long term incentive awards. Long term awards are measured over a three year period. By using different performance measures in our annual cash incentive program and our long-term stock incentive program, we mitigate the risk that our Chief Executive Officer would be motivated to pursue results with respect to one performance measure to the detriment of the Company as a whole.

No Pledging of Common Stock – Our Insider Trading Policy prohibits Board members and our named executive officers from pledging Common Stock. None of our Directors or executive officers has any existing pledging arrangements.

Limitation of Employment Term for our Chief Executive Officer –The Employment Agreement has a termination date of February 28, 2016.	No Use of Common Stock as Collateral for Margin Loans – Board members and our executive officers are prohibited from using Common Stock as collateral for any margin loan.

Compensation Recoupment Policies – In order to discourage excessive risk-taking and misconduct on the part of the executive officers, each of our annual cash incentive plan and our principal equity compensation plan includes a clawback provision.

No Pension Plans or Special Retirement Programs for Executive Officers – We do not have a pension plan, and our executive officers do not participate in any retirement programs not generally available to our employees.

Annual Shareholder “Say on Pay” – Because we value our shareholders’ input on our executive compensation programs, our Board has chosen to provide shareholders with the opportunity each year to vote to approve, on a non-binding, advisory basis, the compensation of the named executive officers in our proxy statement.

No Excessive Perquisites – We provide only a limited number of perquisites and supplemental benefits to attract talented executives to the Company and to retain our current executives.

WHAT WE DO	WHAT WE DO NOT DO

Limitations on Severance – The Compensation Committee has significantly reduced the potential payment of severance to our Chief Executive Officer compared to the severance available to our former Chief Executive Officer.  We have no severance plans or arrangements in place for our other executive officers.

No Hedging – Board members and our executive officers are prohibited from engaging  in transactions (such as trading in options) designed to hedge against the value of the Company’s Common Stock, which would eliminate or limit the risks and rewards of the Common Stock ownership.

Limitation on Employment Contracts – All of our  executive officers, other than our Chief Executive Officer, are employed on an at-will basis.  Each executive officer has post-termination and non-competition obligations with the Company pursuant to which the executive officer has agreed that he will not participate in a business that competes with us.

No Speculative Trading – Board members  and our executive officers are prohibited from short-selling the Common Stock, buying or selling puts and calls of the Common Stock, or engaging in any other transaction that reflects speculation about the Common Stock price or that might place their financial interests against the financial interests of the Company.

Stock Ownership Guidelines – Our executive officers are subject to certain stock ownership and holding requirements. The Chief Executive Officer is required to own Common Stock equal in value to at least three times annual salary, and each other executive officer is required to own Common Stock equal in value to at least one time annual salary.

No Unapproved Trading Plans – Board members and our executive officers are prohibited from entering into securities trading plans pursuant to SEC Rule 10b5-1 without pre-approval; further, no Board member or any executive officer may trade in our Common Stock without pre-approval.

Our Compensation Program for Our Chief Executive Officer

Mr. Mininberg has served as Chief Executive Officer of the Company since March 1, 2014 and is party to an employment agreement that became effective on that date (the “Employment Agreement”).  Mr. Mininberg sets the overall strategic vision for our Company, and oversees the senior management team and the Company’s growth and acquisition strategy.  Over the course of the last year, the Compensation Committee engaged in an extensive re-examination of our executive compensation program following the shareholder vote against our say on pay proposal at our 2013 annual general meeting.  Because of the shareholder concerns, the Compensation Committee sought direct feedback from shareholders in connection with the say on pay vote.

A paramount concern that our shareholders expressed to the Compensation Committee was the level of overall compensation recognized by our former Chief Executive Officer. Accordingly, in evaluating the compensation of Mr. Mininberg, the Compensation Committee structured the compensation so that it fell within a range paid to chief executives of peer companies that followed the compensation guidelines of proxy advisory firms. To assist the Compensation Committee in these  efforts, it evaluated the compensation relative to organizations in the Compensation Peer Group. The Compensation Peer Group has targeted Mr. Mininberg’s total compensation at approximately the 50th percentile level of the Compensation Peer Group.

Additionally, based on the input from our shareholders and Pearl Meyer, the Compensation Committee has made a number of significant changes to the compensation program of the Company’s Chief Executive Officer that it believes is closely aligned with the interests of the shareholders. The following chart provides a summary of important actions taken by the Compensation Committee in connection with Mr. Mininberg’s Employment Agreement and compensation package.

Shareholder Feedback	Features Prior To Say On Pay Vote	New Features and Changes After Say On Pay Vote

Level of overall compensation package.	No benchmarked compensation.	Benchmarked the compensation so that it fell within a range paid to chief executives of peer companies.

Duplicative metrics with respect to the annual and long-term incentive objectives	For fiscal year 2014, both the annual and long-term incentive objectives included an EBITDA metric as component of the financial objectives.	Eliminated duplicative metrics.

Rigor of performance measures	Low minimums relating to achievement of performance awards.	Established higher thresholds and more rigorous performance goals.

High maximum payout for the annual bonus.	The maximum annual bonus was $25 million.	The maximum annual bonus is $2.97 million, or 3.3 times base salary.

Insufficient longevity of long term performance measures.	Performance restricted stock units earned on an annual basis based on annual performance or, if annual performance is not met, average performance over a three year period.	Performance restricted stock units earned at the end of a three year performance period.

Greater number of performance criteria with respect to the annual and long-term incentive objectives.	Annual bonus opportunity was based on Adjusted EBITDA and long term performance award based solely on EBITDA return on invested capital.

Multiple performance criteria establish for both annual performance awards (based on adjusted net income growth and net sales growth) and long term performance awards (based on adjusted earnings per share growth, adjusted cash flow productivity and relative total shareholder return).

Level of severance payments	Potential cash severance payment of up to $15 million as of fiscal year end 2014, as well as the accelerated vesting of equity awards under specified circumstances.	Potential cash severance payment will not exceed $4 million, with no accelerated vesting of awards, due to termination of employment.

The Compensation Committee believes that Mr. Mininberg’s compensation package is responsive to shareholder input and reflective of the marketplace. Because the Company adopted the changes to its executive compensation program following the 2013 say on pay vote, a number of these changes will not be reflected in named executive officer compensation tables until fiscal year 2015 executive compensation is reported in the 2015 proxy statement.

Pay for Performance

The Compensation Committee believes that performance based compensation aligns our Chief Executive Officer’s interests with our annual corporate goals and that a substantial majority of his compensation should be performance-based considering the scope and level of his business responsibilities. For fiscal year 2015 and the remaining term of the Employment Agreement, Mr. Mininberg’s performance compensation was and will be based on a balanced mix of equity and cash awards. Under the Employment Agreement and related compensation programs, the Compensation Committee uses targeted, performance-based compensation goals for our Chief Executive Officer.  These targets are designed to incorporate performance criteria that promote our short-term and long-term business strategies, build long-term shareholder value and avoid encouraging excessive risk-taking. For fiscal year 2015, approximately 79 percent of Mr. Mininberg’s target total compensation will be tied to Company performance.

Elements of the Compensation Program for Our Chief Executive Officer

The principal components of compensation for our Chief Executive Officer are:

•                  base salary;

•                  performance-based incentive awards (annual and long-term);

•                  limited perquisites; and

•                  reduced post-termination benefits.

The Compensation Committee reviews total compensation for the Chief Executive Officer annually and evaluates his performance. Each year, the Compensation Committee also certifies that the amounts of any bonus payments under the 2011 Annual Incentive Plan (“2011 Bonus Plan”) have been accurately determined and that the performance targets approved by the shareholders, and any other material terms previously established by the Compensation Committee, were in fact satisfied.  The Compensation Committee believes that performance-based compensation should constitute a substantial portion of our Chief Executive Officer’s total compensation. As a result, the Compensation Committee anticipates that the Chief Executive Officer’s base salary will represent a small percentage of the Chief Executive Officer’s total compensation. Mr. Mininberg’s total compensation is primarily performance-based and tied directly to the success of the Company.  In addition, Mr. Mininberg’s performance-based compensation consists of a mix of cash and equity to provide an appropriate balance of incentives to achieve both the short-term and long-term goals of the Company.

Base Salary of Our Chief Executive Officer

We provide our named executive officers and other employees with a base salary to provide a fixed amount of compensation for regular services rendered during the fiscal year.  The Employment Agreement sets Mr. Mininberg’s salary at $900,000 per year.

Performance-Based Incentive Awards for Our Chief Executive Officer

The Compensation Committee also designed Mr. Mininberg’s compensation package to include a balance of short-term incentive compensation awarded on an annual basis and long-term incentive award measured over a three-year performance period. Both short-term and long-term incentive compensation for Mr. Mininberg is based on multiple performance measures.

Annual Incentive Awards

The Compensation Committee believes that performance-based awards align our executives’ interests with our annual corporate goals and are important to the success of the Company.  Accordingly, Mr. Mininberg is entitled to receive, subject to the achievement of specific performance conditions, an annual incentive bonus.  In response to shareholder input concerning the performance goals associated with the bonus of our former Chief Executive Officer, the Compensation Committee established what it believes are more rigorous performance goals that are not duplicative between short term and long term incentive awards.   The Compensation Committee also based the annual incentive award on two performance measures, which are intended to measure identified short term goals of the Company.  Unlike the employment agreement with our former Chief Executive Officer, Mr. Mininberg’s annual incentive compensation is not based on a set performance measure over the term of the Employment Agreement.  Accordingly, the Compensation Committee is able to reevaluate and establish the performance measures on an annual basis to reflect shareholder input and changes in market trends.

With respect to fiscal year 2015, Mr. Mininberg will be eligible for an annual performance bonus payable in cash under the 2011 Bonus Plan targeted at $1,800,000, with the opportunity to earn up to $2,970,000 and a threshold achievement payout of $900,000.  In response to shareholder concerns, the Compensation Committee elected to base Mr. Mininberg’s annual incentive award on multiple targets. The fiscal year 2015 bonus opportunity is based on the achievement of adjusted net income growth (based on net income without asset impairment charges) and net sales growth. The Compensation Committee values both goals as important to the Company’s success.

Eighty percent (80%) of the bonus opportunity is based on the achievement of the net income growth performance measure and twenty percent (20%) of the bonus opportunity will be based on the achievement of the net sales growth performance measure. The committee placed a higher weight on the net income growth goal over the net sales growth goal because it believes that net income is the most accurate and significant factor in measuring our performance.  Additionally, the emphasis on the net income growth metric reflects the importance the Board places on achieving profitability through disciplined business expansion and expense management.  Because of the importance the Compensation Committee places on net income growth, if the adjusted net income growth threshold is not achieved, no bonus will be earned or payable with respect to fiscal year 2015.  Additionally, Mr. Mininberg will not be entitled to a bonus with respect to any performance measure if the threshold amount associated with such performance measure is not achieved.

The adjusted net income growth and adjusted net sales growth formulas are subject to adjustment in the event that the Company or any of its subsidiaries consummates an acquisition of the stock or assets of another entity or business or divests any stock or assets of the Company or its subsidiaries. The Compensation Committee believes these adjustments properly modify performance targets under the Amended 2011 Bonus Plan to account for the impact of acquisitions and divestitures and encourage transactions that are accretive to the Company, consistent with the Company’s long-term goals.

Long-Term Incentive Awards

The Compensation Committee believes that executive compensation should be linked, in part, to building long-term shareholder value. This objective is met by providing long-term incentives in the form of equity-based awards, such as performance-based restricted stock units. These grants make the performance of the Company’s Common Stock a targeted incentive.  In response to shareholder feedback, the Compensation Committee established what it believes are more rigorous performance goals that are not duplicative between short term and long term incentive awards.  Additionally, the Compensation Committee established a three year performance period for long term incentive awards of our Chief Executive Officer.

As part of this objective, with respect to fiscal year 2015, Mr. Mininberg will be eligible to receive a long-term incentive award for a three year performance period ending February 28, 2017, pursuant to the 2008 Stock Plan. Pursuant to the Employment Agreement, this award is in the form of a grant of restricted stock units (“RSUs”). The fiscal year 2015 RSU grant is targeted at $1,500,000, with the opportunity to earn up to $3,000,000 and a threshold achievement payout of $750,000. The fiscal year 2015 RSU grant will be based on the achievement of adjusted earnings per share growth (based on earnings per share without asset impairment charges), adjusted cash flow productivity and relative total shareholder return. Fifty percent (50%) of the fiscal year 2015 RSU grant will be based on the achievement of the adjusted earnings per share growth performance measure, twenty-five percent (25%) of the fiscal year 2015 RSU grant will be based on the achievement of the adjusted cash flow productivity performance measure and twenty-five percent (25%) of the fiscal year 2015 RSU grant will be based on the achievement of the relative total shareholder return performance measure.  The comparison group for purposes of the relative total shareholder return measure is the Compensation Peer Group.

The Compensation Committee used adjusted earnings per share growth because it believes it is viewed by our shareholders as an important reflection of the Company’s financial health and it measures how the Company is performing with respect to profitability and value creation.  Due to the importance of adjusted earnings per share growth to the Company’s shareholders over the long-term, the Compensation Committee elected to use the measure as the highest weighted metric in the determination of Mr. Mininberg’s long-term incentive award. The adjusted cash flow productivity metric is calculated by dividing (1) the operating cash flow of the Company, less capital spending, by (2) net income. The Compensation Committee chose this metric because it calculates how the Company’s operations are effectively using its investments to generate cash flow.  The measure also reflects the importance of cash flow as a means of assessing the fiscal soundness of the Company.  The Compensation Committee chose the relative total shareholder return metric because it provides a direct link between Mr. Mininberg’s compensation and shareholder results allowing his performance to be judged in comparison to peer group performance, while also allowing positive and negative adjustments for unexpected market conditions. Mr. Mininberg will not be entitled to a bonus with respect to any performance measure if the threshold amount associated with such performance measure is not achieved.

The adjusted earnings per share growth and cash flow productivity growth formulas are subject to adjustment in the event that the Company or any of its subsidiaries consummates an acquisition of the stock or assets of another entity or business or divests any stock or assets of the Company or its subsidiaries. The Compensation Committee believes these adjustments properly modify these performance targets to account for the impact of acquisitions and divestitures and encourage transactions that are accretive to the Company, consistent with the Company’s long-term goals.

After fiscal year 2015, Mr. Mininberg will be eligible for long-term incentive compensation awards under the 2008 Stock Plan or any successor plan as determined by the Compensation Committee. Mr. Mininberg will also continue to be entitled to receive any award granted pursuant to the terms and conditions of the Kaz, Inc. 2011 Long-Term Incentive Plan and earned prior to the date of the Employment Agreement.

Limited Perquisites and Other Personal Benefits Provided to Our Chief Executive Officer

Under the Employment Agreement, Mr. Mininberg is entitled to participate in various benefit plans available to all employees of the Company, such as a 401(k) plan (including matching contributions), group medical, group life and group dental insurance, as well as vacation and paid holidays. In addition, the Employment Agreement provides that the Company must pay or reimburse Mr. Mininberg for reasonable travel and other expenses incurred by him in performing his obligations under the Employment Agreement.

Mr. Mininberg and a subsidiary of the Company have previously entered into an Endorsement Split Dollar Agreement (the “Insurance Agreement”), which provides for a life insurance policy issued by the Lincoln National Life Insurance Company in the amount of $5,000,000 on the life of Mr. Mininberg (the “Policy”). The Company owned and was obligated to pay premiums on the Policy until May 11, 2018. Pursuant to the Employment Agreement, the Company transferred ownership of and assigned all rights under the Policy to Mr. Mininberg on May 18, 2014.  The Policy had a cash surrender value of approximately $356,000 as of the date of the transfer.  The Compensation Committee determined to transfer the Policy to Mr. Mininberg in order to eliminate a $125,000 annual premium that would have otherwise been required to be paid by the Company.  As a result of the transfer, the Company will no longer have any obligations (including the payment of premiums) with respect to the Policy or under the Insurance Agreement.

Potential Post-Termination Benefits for our Chief Executive Officer

Severance. The Employment Agreement provides for certain payments and benefits upon Mr. Mininberg’s termination of employment, as described below:

•                  Death or Disability. If Mr. Mininberg’s employment is terminated by reason of death or disability, then he (or his estate) will be entitled receive (1) any portion of unpaid base salary earned but not yet paid to him as of the date of termination, (2)  any unpaid incentive payment earned by Mr. Mininberg with respect to any award under the 2011 Bonus Plan or the 2008 Stock Plan and vested prior to the effective date of termination, (3) a pro rata bonus for the year in which his death or disability occurred, as the Compensation Committee, in its reasonable discretion, determines he likely would have received for the performance period during which his employment was terminated, and (4) any death or disability benefits under the life insurance and disability programs of the Company and its subsidiaries to which he is entitled.

•                  Termination by Company For Cause or by Mr. Mininberg Other Than For Good Reason. If Mr. Mininberg’s employment is terminated for cause by the Company or other than for good reason by Mr. Mininberg, then he will be entitled to receive (1) any portion of unpaid base salary earned but not yet paid to him as of the date of termination and (2) any unpaid incentive payment earned by Mr. Mininberg with respect to any award under the 2011 Bonus Plan or the 2008 Stock Plan and vested prior to the effective date of termination.

•                  Termination by Mr. Mininberg For Good Reason or by Company Other Than For Cause. If Mr. Mininberg’s employment is terminated by Mr. Mininberg for good reason or by the Company other than for cause, then he will be entitled to receive: (1) any portion of unpaid base salary or other benefit earned but not yet paid to him as of the date of termination (except that no benefit or other compensation with respect to any awards under 2011 Bonus Plan or the 2008 Stock Plan shall be payable), (2) a single payment in the amount of $4,000,000 payable in 18 equal installments commencing on the first payroll date that is at least 60 but not more than 75 days after the date of termination and on a monthly basis thereafter, and (3) to the extent permitted by benefit plans of the Company and its subsidiaries, and applicable law, the continuation of health insurance benefits under COBRA for Mr. Mininberg and his family for a maximum of 18 months after the date of termination or until Mr. Mininberg is covered by or eligible for coverage under another health insurance policy, if that occurs earlier than 18 months. All payments and benefits due to Mr. Mininberg, other than any portion of unpaid base salary and any payment or benefit otherwise required by any rule or regulation issued by any state or federal governmental agency, will be contingent upon Mr. Mininberg’s execution of a general release of all claims to the maximum extent permitted by law against the Company, its affiliates and their respective and former directors, employees and agents pursuant to the Employment Agreement.

Change in Control.  The Employment Agreement does not contain the provision of any payment that is linked to a change of control of the Company.

The Compensation Committee believes the severance provisions of the Employment Agreement are a competitive compensation element in the current executive labor market and are necessary because the Employment Agreement does not provide for any retirement benefits for Mr. Mininberg following his termination with the Company. As noted above, the Employment Agreement significantly reduces the potential severance payable to our Chief Executive Officer over the term of the Employment Agreement for the termination events described in the preceding paragraph.

The Company’s Compensation Program for Other Executive Officers

Messrs. Benson and Carson were our named executive officers for fiscal year 2014.  Effective May 1, 2014, Mr. Benson was promoted to Chief Operations Officer, Mr. Grass was promoted to Chief Financial Officer, and Mr. Carson was promoted to Chief Legal Officer.  Therefore, Messrs. Benson, Grass and Carson are our current other executive officers.  None of these executive officers is party to an employment agreement.  As a result, their compensation is reviewed and determined by the Compensation Committee on an annual basis. The Compensation Committee may also review an executive officer’s compensation if that executive officer is promoted or experiences a change in responsibilities.

Our other executive officers report directly to our Chief Executive Officer who supervises the day to day performance of those officers. Our Chief Executive Officer annually reviews our executive compensation program (other than for himself) and makes compensation recommendations to the Compensation Committee with respect to the executive officers, among others. The Compensation Committee strongly considers the recommendations of the Chief Executive Officer in making its decisions and any recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based plans that are approved by the Board.  Additionally, for fiscal year 2014, the Compensation Committee used the Compensation Peer Group and other survey data in order to assist the Compensation Committee in evaluating compensation trends and market practice for the non-CEO executive officers.

Pay for Performance.

The Compensation Committee believes that a significant portion of compensation to our executive officers should be “at risk” based on the financial performance of the Company and the individual performance of the executive. The Compensation Committee also believes that the performance compensation should promote both a near- and long-term outlook.  For fiscal year 2014, approximately 59 percent and 65 percent of the total compensation of Mr. Benson and Mr. Carson, respectively, were tied to performance. For additional information regarding these bonuses, see “– The Company’s Compensation Program for Other Named Executive Officers – Annual Incentive Awards for our Other Named Executive Officers.”

Following the promotions of Messrs. Benson, Carson and Grass in the first quarter of fiscal year 2015, the Compensation Committee modified the compensation package of these executive officers to allow each of them to earn a cash annual incentive award and a mix of performance-based and time vested long-term incentive awards in the form of equity, similar to the compensation structure of our Chief Executive Officer. Multiple performance criteria have been established for both annual performance awards (based on adjusted net income growth and net sales growth) and long term performance awards (based on adjusted earnings per share growth, adjusted cash flow productivity and relative total shareholder return). For fiscal year 2015, approximately fifty-three percent (53%), fifty-two percent (52%), and fifty percent (50%) of the target compensation of Messrs. Benson, Carson and Grass, respectively, is tied to performance. For additional information regarding these incentive awards, see “– The Company’s Compensation Program for Other Named Executive Officers – Fiscal Year 2015 Target Compensation for our Other Named Executive Officers.”

Elements of Our Compensation Program for Our Other Named Executive Officers

The principal components of compensation for our other named executive officers in fiscal year 2014 were:

•                  Base salary;

•                  Bonuses, including performance-based incentive bonuses;

•                  Long-term equity compensation; and

•                  Other personal benefits.

The Company had no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.  Rather, the Compensation Committee reviewed the performance of the Company and the individuals and determined the appropriate level and mix of compensation elements.  We currently have no severance plans or arrangements in place for our other named executive officers.

Base Salary of Our Other Named Executive Officers

The Company provides our other named executive officers with a base salary to provide a fixed amount of compensation for regular services rendered during the fiscal year.  In setting or increasing base salaries, the Compensation Committee strongly considers the recommendations made by our Chief Executive Officer.  In addition, the committee considers each executive’s job responsibilities, qualifications, experience, performance history and length of service with the Company and comparable salaries paid by our competitors.  The Compensation Committee may, in its discretion, change the base salary of other named executive officers based on that named executive officer’s performance.  Following the recommendation of the former Chief Executive Officer, the Compensation Committee approved an increase in Messrs. Benson’s and Carson’s annual base salary of $50,000 and $10,000 respectively, in fiscal year 2014.  Mr. Benson also received $69,231 in additional base salary for his services as Interim Chief Executive Officer.

Annual Performance Awards for Our Other Named Executive Officers

Performance-based awards are intended to align executives’ interests with our annual corporate goals.  Annual incentive bonuses take into account both individual and corporate performance, including the Company’s earnings.  While the amount of funds available for distribution as bonuses varies with Company earnings, the actual amount that may be distributed was subjectively determined in fiscal year 2014 considering recommendations made by our Chief Executive Officer and reviewed by the Compensation Committee.

For fiscal year 2014, the former Chief Executive Officer established an annual incentive target for each of Messrs. Benson and Carson, which is expressed as a percentage of the executive’s base salary paid during fiscal year 2013.  For fiscal year 2014, the annual incentive target was set at 50 percent for both Messrs. Benson and Carson.  As a result, Mr. Benson’s target bonus opportunity was $268,750, and Mr. Carson’s target bonus opportunity was $148,750.

After the end of fiscal year 2014, the Chief Executive Officer reviewed the Company’s financial results and condition and each executive officers’ individual performance for fiscal year 2014.  No specific weights were applied to any factor.  The Chief Executive Officer noted that the Company performed admirably in fiscal year 2014, despite a challenging environment.  This was evidenced by, among other things, the Company’s financial performance based in both sales and adjusted EBITDA.  In addition, Mr. Benson was given increased responsibilities during fiscal year 2014, including serving as the Interim Chief

Executive Officer of the Company, expanding his roles in investor relations and human resources and assisting the Company in its Chief Executive Officer transition and the continued integration of Kaz, Inc. Mr. Carson’s management responsibilities also increased in fiscal year 2014, as evidenced by his assistance with Board of Director matters, the recent leadership transition, the oversight of the Company’s compliance with new regulatory matters, the continued integration of Kaz, Inc., and the drafting and negotiation of key new licenses and renewals.

As a result of this analysis and considering the individual performance of these executive officers described above, the Compensation Committee approved an annual incentive award percentage payout for each of Messrs. Benson and Carson of 100 percent of their target annual incentive opportunity. The Compensation Committee also determined that the individual performance of the executive officers through the leadership transition and based on each executive’s significant achievements described above merited additional performance payments above their target annual incentive opportunity. As a result, the Compensation Committee approved an annual incentive awarded at the discretion of the Compensation Committee of $500,000 and $300,000 to Messrs. Benson and Carson, respectively. In approving these bonuses, the Compensation Committee compared the total compensation packages of Messrs. Benson and Carson for fiscal year 2014, including all annual incentive compensation, to persons working in similar positions at other public companies, considering the Compensation Peer Group and other survey data produced by Mercer, Towers Watson and Hewitt. This analysis showed the fiscal year 2014 target compensation of  Messrs. Benson and Carson was below the 25th percentile with respect to the positions that they served in fiscal year 2014.

Long-Term Equity Compensation for Our Other Named Executive Officers

At the 2008 annual general meeting of shareholders, the Company’s shareholders approved the 2008 Stock Plan, which the Company uses to grant equity awards to its named executive officers and to key employees.  Equity-based compensation and ownership give these individuals a continuing stake in the long-term success of the Company, and the delayed vesting of stock options helps to encourage retention.  The Compensation Committee and the Board of Directors believe that the executive officers and key employees of the Company should be rewarded for earnings performance that may result from their efforts and believe this should be accomplished, in part, by awarding equity compensation to these individuals, which increase their stake in the Company’s long-term success and further align their interests with those of shareholders.  For more information regarding the Company’s long-term equity compensation, see “Executive Compensation – Equity Compensation Plan Information.”

At the 2008 annual general meeting of shareholders, the Company’s shareholders also approved the 2008 Employee Stock Purchase Plan (the “2008 ESPP”). All employees that own less than five percent of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries are eligible to participate in the 2008 ESPP, including the named executive officers.  During fiscal year 2014, Thomas J. Benson, one of our named executive officers, participated in the 2008 ESPP.  Under the plan, employees are entitled to purchase shares of the Company’s Common Stock at a discount to market value.  The purchase price is 85 percent of the closing sale price of the Common Stock on NASDAQ on either the first day or last day of each option period, whichever is less.  As of February 28, 2014, 158,213 shares remain available for issuance under the 2008 ESPP.  For an additional discussion of the material terms of the 2008 ESPP, see “Executive Compensation – Equity Compensation Plan Information - Employee Stock Purchase Plan.”

Other Benefits Provided for Our Other Named Executive Officers

We provide other benefits to the other named executive officers, such as participation in a 401(k) plan, including matching contributions, group medical, group life and group dental insurance, as well as vacation and paid holidays.  These benefits are available to all our employees, including each named executive officer, and we believe they are comparable to those provided at other companies.  Additionally, in fiscal year 2014 a holiday bonus of $2,500 was awarded each of Mr. Benson and Mr. Carson.

Fiscal Year 2015 Target Compensation for our Other Named Executive Officers.

Following the promotions of Messrs. Benson, Carson and Grass in the first quarter of fiscal year 2015, their base salaries were increased to $600,000, $375,000, and $350,000, respectively. Additionally, the Compensation Committee modified the compensation package of these executive officers to allow each of them to earn a cash annual incentive award and a mix of performance-based and time vested long-term incentive awards in the form of equity, similar to the compensation structure of our Chief Executive Officer. The Compensation Committee used compensation data for similar positions in the Compensation Peer Group, as well as survey data, as a guide to setting fiscal year 2015 compensation targets for these executive officers.

After considering the recommendations of the Chief Executive Officer, for fiscal year 2015, the Compensation Committee has established multiple performance criteria for the cash annual incentive award of each executive officer. Eighty percent (80%) of the annual incentive award is based on the achievement of the net income growth performance measure and twenty percent (20%) will be based on the achievement of the net sales growth performance measure. The annual incentive threshold, target and maximum award for each of Messrs. Benson, Carson, and Grass is based upon a percentage of such respective executive officer’s base salary as follows:

Name	Threshold	Target	Maximum
T. Benson	37.5%	75%	150%
V. Carson	25%	50%	100%
B. Grass	30%	60%	120%

After considering the recommendations of the Chief Executive Officer, the Compensation Committee has also established multiple performance criteria for the long-term incentive awards in the form of equity RSUs for each executive officer. Fifty percent (50%) of the fiscal year 2015 long-term incentive awards will be based on the achievement of the adjusted earnings per share growth performance measure, twenty-five percent (25%) of the fiscal year 2015 long-term incentive awards will be based on the achievement of the adjusted cash flow productivity performance measure and twenty-five percent (25%) of the fiscal year 2015 long-term incentive awards will be based on the achievement of the relative total shareholder return performance measure. The Compensation Committee will also grant time based RSUs that will vest fifty percent (50%) on the second anniversary of the date of grant and fifty percent (50%) on the third anniversary of the date of grant. The Compensation Committee has targeted these long-term incentive awards at $500,000, $438,000, and $280,000 in value, respectively, for fiscal year 2015 for Messrs. Benson, Carson and Grass, of which seventy-five percent (75%) will be granted as performance RSUs and twenty-five percent (25%) will be granted as time based RSUs.

The Company’s Compensation Program for its Former Chief Executive Officer

Separation Agreement

Following the negative vote of our shareholders on our executive compensation program at the 2013 annual general meeting, the Compensation Committee began implementing new compensation policies and practices described below to address shareholder concerns. In connection with those efforts, the Compensation Committee began discussions with Mr. Rubin to revise his compensation package. Mr. Rubin did not agree to any revisions to his compensation package that the Compensation Committee believed would alleviate shareholder concerns. On January 14, 2014, Gerald J. Rubin notified the Board of Directors of the Company that he would immediately step down as Chief Executive Officer and President of the Company.  In connection with his departure, Mr. Rubin also resigned as a director of the Company, effective January 14, 2014.  Our former Chief Executive Officer’s compensation was governed by an employment agreement that became effective October 11, 2011, after the approval by our shareholders of certain proposed compensation plans at the 2011 annual general meeting of shareholders integral to the Rubin Employment Agreement.

On January 14, 2014, the Company entered into a separation agreement with Gerald Rubin (the “Separation Agreement”).  Pursuant to the Separation Agreement, Mr. Rubin ceased serving as the Company’s Chief Executive Officer and President and resigned as a director of the Company, effective January 14, 2014, but remained as an employee of the Company until February 28, 2014.  Under the Separation Agreement, Mr. Rubin’s employment with the Company was considered a termination without cause under the terms of the Rubin Employment Agreement.  As a result, in connection with the termination of his employment, Mr. Rubin received the amounts or payments due to him under the Rubin Employment Agreement for a termination of employment without cause as of February 28, 2014.  No severance payments or other compensation was paid to Mr. Rubin in connection with the resignation of his employment other than severance compensation strictly provided under the Rubin Employment Agreement.

Pay for Performance

The Compensation Committee believes that performance based compensation aligns our chief executive officer’s interests with our annual corporate goals and that substantially all of his compensation should be performance-based considering the scope and level of his business responsibilities.  For fiscal year 2014, Mr. Rubin’s performance compensation was based on a balanced mix of equity and cash awards. Under the Rubin Employment Agreement and related compensation programs, the Compensation Committee used targeted, performance-based compensation goals for our former Chief Executive Officer.  These targets are specific performance goals that were approved by our shareholders at the 2011 annual general meeting, which are designed to incorporate performance criteria that promote our short-term and long-term business strategies, build long-term shareholder value and avoid encouraging excessive risk-taking.  For fiscal year 2014, approximately 96 percent of Mr. Rubin’s total compensation (other than severance) was tied to Company performance.

Elements of the Compensation Program for Our Former Chief Executive Officer

The principal components of compensation for our former Chief Executive Officer in fiscal year 2014 were:

•                  base salary;

•                  performance-based incentive bonuses;

•                  performance-based equity grants;

•                  limited perquisites and other personal benefits; and

•                  post-termination benefits.

The Compensation Committee reviewed the total compensation for the former Chief Executive Officer annually and evaluated his performance.  Each year, the Compensation Committee also certified that the amounts of any bonus payments under the 2011 Bonus Plan have been accurately determined and that the performance targets approved by the shareholders, and any other material terms previously established by the Compensation Committee, were in fact satisfied.  The Compensation Committee believes that performance-based compensation should constitute a substantial portion of Mr. Rubin’s total compensation.  As a result, the former Chief Executive Officer’s base salary historically represented a very small percentage of the former Chief Executive Officer’s total compensation, and it continued to do so under the Rubin Employment Agreement. Historically, Mr. Rubin’s total compensation has been primarily performance-based and tied directly to the profitability of the Company.  In addition, Mr. Rubin’s performance-based compensation consisted of a mix of cash and equity to provide an appropriate balance of incentives to achieve both the short-term and long-term goals of the Company.

Former CEO Employment Agreement

The Rubin Employment Agreement replaced a prior employment agreement with Mr. Rubin and remedied several problematic governance and pay practices.  Among other things, the Rubin Employment Agreement had a fixed term that would have expired on February 28, 2015, eliminating an evergreen provision in Mr. Rubin’s prior employment agreement that renewed the term of his agreement on a daily basis for three years.  Additionally, although historically substantially all of Mr. Rubin’s compensation has been performance based, the Rubin Employment Agreement changed the short-term elements and goals for our Chief Executive Officer’s incentive compensation and set new long-term performance measures with compensation payable in the form of restricted stock and restricted stock units that were earned based on the achievement of shareholder-approved performance goals and are subject to time vesting.   We presented the provisions of the Rubin

Employment Agreement to our shareholders in connection with that vote, and our shareholders voted overwhelmingly in favor of the compensation of our named executive officers described in our 2011 proxy statement and those compensation programs submitted for the shareholders’ approval.  Our shareholders also voted in favor of the compensation of our named executive officers (including the Rubin Employment Agreement) described in our 2012 proxy statement. However, at the 2013 annual general meeting, the shareholders voted against the compensation of our named executive officers described in our 2013 proxy statement, including the compensation Mr. Rubin received pursuant to the Rubin Employment Agreement. For further information concerning the Rubin Employment Agreement, see “Executive Compensation—Employment and Separation Agreements of Former Chief Executive Officer and President.”

Base Salary of Our Former Chief Executive Officer

The Rubin Employment Agreement set Mr. Rubin’s base salary at $600,000 per year.  Mr. Rubin’s salary remained at this level since 1999, with no increases for inflation or cost of living adjustments.  The Compensation Committee did not seek to increase Mr. Rubin’s salary because it believes that the majority of his compensation should be attributed to the pre-established performance goals of the Company.

Performance-Based Incentive Bonuses for Our Former Chief Executive Officer

The Compensation Committee believes that performance-based awards align our executives’ interests with our annual corporate goals.  The Compensation Committee also believes that a significant portion of performance-based compensation at the chief executive level is important to the success of the Company and to provide a form of incentive-based compensation to Mr. Rubin.  Accordingly, with respect to fiscal year 2014, Mr. Rubin was entitled to receive, subject to the achievement of specific performance conditions, an annual incentive bonus and the transfer of a life insurance policy.  The 2011 Bonus Plan and the specific performance conditions related to the annual incentive bonus and the transfer of the insurance policy were approved by the Company’s shareholders at the 2011 annual general meeting of shareholders.

During fiscal year 2014, Mr. Rubin participated in the 2011 Bonus Plan for which he was entitled to receive an annual bonus with respect to the fiscal year ending February 28, 2014, based on the achievement of a graduated percentage of Adjusted EBITDA consisting of operating income (loss) before impairment charges plus depreciation and amortization charges,  in each case, as determined in accordance with GAAP plus the amount of Mr. Rubin’s bonus (without giving effect to any bonus received in respect of a transfer of Insurance Policies, as defined below) accrued during the applicable year.  The Compensation Committee set Mr. Rubin’s performance bonus on this metric because it is a meaningful measure of the Company’s operating results and its ability to service its financial obligations and fund growth. The Adjusted EBITDA formula was subject to adjustment in the event that the Company or any of its subsidiaries consummates an acquisition of the stock or assets of another entity or business or divests any stock or assets of the Company or its subsidiaries.

Any annual bonus that was earned and payable was to be paid two-thirds in the form of cash or cash equivalents up to a maximum of $10,000,000.  To further encourage a long-term focus on sustainable performance, the remainder of the bonus was paid in the form of restricted stock up to a maximum of $15,000,000.  All grants of restricted stock were under the 2008 Stock Plan and vested, with respect to Mr. Rubin’s bonus for fiscal years 2013 and 2014, on February 28, 2015, in each case subject to Mr. Rubin’s continued employment with the Company (other than in the case of certain termination events as described below). Pursuant to the Rubin Employment Agreement, as a result of Mr. Rubin’s termination of employment, the restricted stock granted to Mr. Rubin immediately vested.  All Performance RSUs for which the applicable performance conditions had not been achieved as of the date of termination were forfeited.

With respect to fiscal year 2014, the Rubin Employment Agreement and the 2011 Bonus Plan provided that a life insurance policy (Sun Life Insurance Policy) and the obligation to pay the associated premiums was transferred to a trust established by Mr. Rubin subject to the Company meeting performance conditions based on EBITDA ROIC (as defined below).  The amount of the annual bonus and value of the transfer of the life insurance policy (based on cash surrender value) was capped under the 2011 Bonus Plan at $4,000,000.

For fiscal year 2014, Adjusted EBITDA for the Company as computed under the 2011 Bonus Plan was approximately $179.2 million, which resulted in a bonus payout of $12,541,779.   The bonus was paid $8,361,186 million in cash and the remaining value in the form of 62,304 shares of restricted stock.   For more information regarding the 2011 Bonus Plan, see “Executive Compensation – Employment and Separation Agreements of Former Chief Executive Officer and President.”  For fiscal year 2014, EBITDA ROIC for the Company as computed under the 2011 Bonus Plan was approximately 9.5 percent.  Accordingly, the Sun Life Insurance Policy with a value of $3,094,232 was transferred to a trust established by Mr. Rubin following the certification of the achievement of the performance goals by the Compensation Committee.

Equity-Based Compensation for Our Former Chief Executive Officer

The Compensation Committee believes that executive compensation should be linked, in part, to building long-term shareholder value. This objective is met by providing long-term incentives in the form of equity-based awards, such as performance-based restricted stock units. These grants make the performance of the Company’s Common Stock a targeted incentive. As part of this objective, pursuant to the Rubin Employment Agreement, Mr. Rubin received 700,000 restricted stock units (the “Performance RSUs”) in March 2012 that were available to be earned over three years if certain performance goals were achieved. If earned, the Performance RSUs then would vest over the remaining term of the Rubin Employment Agreement, subject to earlier termination of employment.  These performance goals were based on the achievement of a graduated percentage of the ratio (‘EBITDA ROIC”), which is defined as (1) operating income (loss) after impairment charges, plus depreciation and amortization charges (subject to certain adjustments) to (2) average invested capital. The Compensation Committee elected to base the earning of the Performance RSUs on this performance metric because it measures how effectively the Company is using its invested capital to generate positive returns for the Company.  The Compensation Committee structured the earned Performance RSUs so that they would continue to vest over time (subject to earlier termination of employment) in order to provide an effective incentive for our CEO to remain with the Company and continue performance.  For fiscal year 2014, EBITDA ROIC was approximately 9.5 percent.  As a result, 100,000 Performance RSUs were earned with respect to fiscal year 2014 performance.   Pursuant to the Rubin Employment Agreement, as a result of Mr.

Rubin’s termination of employment, these Performance RSUs vested on April 22, 2014 upon the Compensation Committee’s certification of the achievement of the performance goals.  For additional information regarding the performance conditions for the Performance RSUs, see “Executive Compensation—Employment and Separation Agreements of Former Chief Executive Officer and President.”

Limited Perquisites and Other Personal Benefits for Our Former Chief Executive Officer

In fiscal year 2014, the Company provided our Chief Executive Officer with limited perquisites and other personal benefits.  The Rubin Employment Agreement also provided that the Company must pay or reimburse Mr. Rubin for reasonable travel and other expenses incurred by him in performing his obligations under the Rubin Employment Agreement.  The Company also provided other benefits to Mr. Rubin, such as participation in a 401(k) plan, including matching contributions, group medical, group life, and group dental insurance, as well as vacation and paid holidays.  These benefits are available to all our employees, including each named executive officer, and we believe they are comparable to those provided at other companies.  In fiscal year 2014, with approval of the Board of the Directors, the Company paid $37,666 in personal legal fees on Mr. Rubin’s behalf during the fiscal year in connection with compensation related matters.  Mr. Rubin’s personal benefits in fiscal year 2014 also included the economic benefit received for executive and survivorship life insurance policies, which totaled $36,963.  During fiscal year 2014, the Board of Directors directed that premium payments in the amount of $90,417 be made towards the policy year commencing March 2, 2014, with respect to the split-dollar life insurance policy that was transferred to Mr. Rubin upon his separation from the Company.

Severance for Our Former Chief Executive Officer

Pursuant to the Separation Agreement, Mr. Rubin’s employment with the Company was considered a termination without cause under the terms of the Rubin Employment Agreement.  As a result, in connection with the termination of his employment, Mr. Rubin received the amounts or payments due to him under the Rubin Employment Agreement for a termination of employment without cause as of February 28, 2014.  No severance payments or other compensation was paid to Mr. Rubin in connection with the resignation of his employment other than severance compensation strictly provided under the Rubin Employment Agreement.  Under the Rubin Employment Agreement, as a result of Mr. Rubin’s employment being terminated without “cause”  Mr. Rubin is entitled to a lump sum payment of $15,000,000, which is payable in cash or shares of Common Stock at the Compensation Committee’s discretion.  The Compensation Committee has determined to pay the severance in shares of Common Stock.  In addition, as described above, the restricted stock that had been granted to Mr. Rubin in connection with his annual bonuses under the 2011 Bonus Plan and, to the extent previously earned, the Performance RSUs immediately vested.  All of the 500,000 Performance RSUs for which the applicable performance conditions had not been achieved as of the date of termination were forfeited.

Equity Grant Practices

Grants of stock options are made without regard to anticipated earnings or other material announcements by the Company.  Under the 2008 Stock Plan, the exercise price of stock options granted under the plan may not be less than the closing price of our Common Stock on NASDAQ on the date of the grant.  The vesting period of options for other named executive officers has historically been over a five year period at the graduated rate per year of 10, 15, 20, 25, and 30 percent.  The Compensation Committee believes that these vesting terms encourage retention of our executive officers.  The Compensation Committee may, however, adjust the vesting of options as it deems necessary under the circumstances.  Our Compensation Committee normally determines any annual grants of stock options to other named executive officers and employees on the next business day following the filing of the Company’s annual report on Form 10-K.

Stock Ownership Guidelines

Beginning in May 2014, our executive officers, including the continuing named executive officer’s, became subject to the stock ownership and holding requirements. The Chief Executive Officer is required to own Common Stock equal in value to at least three times annual salary, and each other executive officer is required to own Common Stock equal in value to at least one times annual salary. For purposes of these requirements, ownership includes not only shares owned directly by the executive, but also shares and certain units held through various plans and programs of the Company. We have also established milestone guidelines that we use to monitor progress toward meeting these targets over a five-year period, at the end of which the executive is expected to have reached the applicable ownership level.

Until an executive reaches the applicable milestone, he or she must hold and may not sell any shares (except to meet tax withholding obligations); once the ownership level is met, he or she must hold and may not sell shares if doing so would cause his or her ownership to fall below that level. Although the Company does not require its executive officers to hold Common Stock for specified periods of time, we believe that the above holding requirements result in the ownership by our executives of significant amounts of Common Stock for substantial periods of time and align the interests of our executives with those of our shareholders.

Prohibition on Pledging and Hedging and Restrictions on Other Transactions involving Common Stock

Beginning in fiscal year 2013, our Insider Trading Policy prohibits Board members and our named executive officers from pledging Common Stock or using Common Stock as collateral for any margin loan.  In addition, the Insider Trading Policy contains the following restrictions:

•                  Board members and our named executive officers are prohibited from engaging in transactions (such as trading in options) designed to hedge against the value of the Company’s Common Stock, which would eliminate or limit the risks and rewards of the Common Stock ownership;

•                  Board members and our named executive officers are prohibited from short-selling the Common Stock, buying or selling puts and calls of the Common Stock, or engaging in any other transaction that reflects speculation about the Common Stock price or that might place their financial interests against the financial interests of the Company;

•                  Board members and our named executive officers are prohibited from entering into securities trading plans pursuant to SEC Rule 10b5-1 without pre-approval; further, no Board member or any named executive officer may trade in our Common Stock without pre-approval; and

•                  Board members and our named executive officers may trade in Common Stock only during open window periods, and only after they have pre-cleared transactions.

Currently, none of our Directors or executive officers has any pledging arrangements in place involving Common Stock.

Tax Implications of Executive Compensation

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that a company may deduct in any one year with respect to its principal executive officer and each of its other three most highly paid executive officers other than the Chief Financial Officer.  There is an exception to the $1,000,000 limitation for performance-based compensation that meets certain requirements.  Annual cash incentive compensation and stock option awards are generally forms of performance-based compensation that meet those requirements and, as such, are fully deductible.

Grants of stock options to our other named executive officers under our 2008 Stock Plan and the grant of the Performance RSUs are intended to comply with Section 162(m) for treatment as performance-based compensation. Therefore, we expect to be able to deduct compensation of our named executive officers related to compensation with respect to these grants.

The incentive cash bonus payments to our former Chief Executive Officer and our new Chief Executive Officer under the 2011 Bonus Plan are intended to be designed to comply with Section 162(m) for treatment as performance based compensation.  Section 162(m) allows companies to deduct, for federal income tax purposes, certain performance-based compensation over $1,000,000.  The material terms of the performance goals for the awards under the 2011 Bonus Plan must be approved by the shareholders every five years in order for the Company to be eligible to deduct for tax purposes the incentive awards paid under those plans.  The Company’s shareholders approved the terms of the 2011 Bonus Plan at the 2011 annual general meeting.  At the Annual Meeting, the Company has proposed that the shareholders approve the Amended and Restated 2011 Annual Incentive Plan, including the performance goals for the awards under the plan.  This plan will amend and restate the 2011 Bonus Plan.

The Compensation Committee has considered and will continue to consider tax deductibility in structuring compensation arrangements.  However, the Compensation Committee retains discretion to establish executive compensation arrangements that it believes are consistent with the principles described earlier and in the best interests of our Company and its shareholders, even if those arrangements may not be fully deductible under Section 162(m).

EXECUTIVE COMPENSATION

The following table sets forth the summary of compensation during fiscal years 2012 through 2014 for the Company’s Interim Chief Executive Officer and Chief Financial Officer, former Chief Executive Officer and one other executive officer whose total compensation exceeded $100,000 and who was serving as an executive officer at the end of the fiscal year 2014 (such persons referred to collectively, as the “named executive officers”).

Summary Compensation Table

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Position	Year	($)	($)	($)(2)(3)	($)(3)	($)(2)(4)	($)(5)	($)

Thomas J. Benson (1)	2014	606,731	771,250	-	89,978	-	12,855	1,480,814
Interim Chief Executive Officer, Senior Vice President and Chief Financial Officer	2013	477,499	241,250	-	109,245	-	12,901	840,895
	2012	410,000	287,000	-	99,098	-	11,174	807,272
Vincent D. Carson	2014	297,500	451,250	-	89,978	-	11,509	850,237
Senior Vice President, General Counsel and Secretary	2013	286,251	145,626	-	109,245	-	11,342	552,464
	2012	275,000	160,000	-	99,098	-	11,042	545,140
Gerald J. Rubin (1)	2014	600,000	-	4,180,593	-	11,455,418	15,095,953	31,331,964
Former Chairman, Chief Executive Officer and President	2013	600,000	-	28,692,135	-	12,260,590	86,556	41,639,281
	2012	600,000	12,195,071	-	-	-	222,179	13,017,250

(1)         Mr. Rubin resigned as Chief Executive Officer and President of the Company and as a member of the Company’s Board of Directors effective January 14, 2014.  Thomas J. Benson served as Interim Chief Executive Officer from January 14, 2014 through February 28, 2014.  Julien R. Mininberg was appointed Chief Executive Officer effective March 1, 2014.

(2)         Mr. Rubin’s fiscal year 2014 and 2013 bonus, stock awards and non-equity incentive plan compensation were calculated and awarded pursuant to the terms of  the Rubin Employment Agreement, 2011 Bonus Plan and 2008 Stock Plan.  Mr. Rubin’s fiscal year 2012 bonuses were calculated and awarded pursuant to the 1997 Cash Bonus Performance Plan.  The fiscal year 2014 bonus included the following components:

Bonus Component	Amount ($)
Cash Bonus	8,361,186
Restricted Stock Awards	4,180,593
Total	12,541,779

Under the 2011 Bonus Plan, $8,361,186 of Mr. Rubin’s bonus was paid in cash, which is reflected in the “Non-Equity Incentive Plan Compensation” column.  The remainder of the bonus was earned in the form of 62,304 shares of stock, which is reflected in the “Stock Awards” column.  The cash bonus and stock were awarded on April 22, 2014, the date the Compensation Committee of the Company’s Board of Directors certified that the related performance goals had been achieved.  For further information regarding the stock award, see “Grants of Plan Based Awards in Fiscal Year 2014.”

(3)         These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Further information regarding the awards is included in the tables entitled “Grants of Plan-Based Awards in Fiscal Year 2014,” “Outstanding Equity Awards at Fiscal Year-End 2014” and “Equity Compensation Plan Information.”  Assumptions used in the calculation of the grant date fair value of these options are discussed in Note (15) to the Company’s audited financial statements for the fiscal year ended February 28, 2014, included in the Company’s Annual Report on Form 10-K for the year then ended, filed with the SEC on April 29, 2014.

(4)         Includes a $3,094,232 life insurance bonus.  Pursuant to the Rubin Employment Agreement, a split-dollar life insurance policy with a cash surrender value of $3,094,232 was transferred to Mr. Rubin  following the date the Compensation Committee certification that the related performance goals had been achieved.  Further information regarding this incentive  compensation is included under “Employment and Separation Agreements of former Chief Executive Officer and President.”

(5)         This column reports all other compensation for the covered fiscal year that the Company could not properly report in any other column of the Summary Compensation Table.  Details regarding the amounts in this column for fiscal year 2014 are provided in the following table entitled “All Other Compensation for Fiscal Year 2014”.

For fiscal year 2014, the following compensation was paid to our named executive officers, which comprises “All Other Compensation”:

All Other Compensation for Fiscal Year 2014

				Life
		Group Life	Legal	Insurance	Severence
	401(k) Plan	Insurance	Fees	Benefit	Payments	Total
Name	($)	($)	($)(1)	($)(2)	($)(3)	($)
Thomas J. Benson	10,533	2,322	-	-	-	12,855
Vincent D. Carson	10,267	1,242	-	-	-	11,509
Gerald J. Rubin	10,200	11,124	37,666	36,963	15,000,000	15,095,953

(1)         Represents legal fees paid on Mr. Rubin’s behalf in connection with certain compensation matters.

(2)         Includes amounts attributable to the economic benefit received for executive and survivorship life insurance policies.  The economic benefit of such policies totaled $36,963 in fiscal year 2014.  In fiscal year 2014, the Board of Directors directed that premium payments in the total amount of $90,417 be made towards the policy year commencing March 2, 2014 with respect to the split-dollar life insurance policy that was transferred to Mr. Rubin upon his separation from the Company.

(3)         Pursuant to the Separation Agreement, Mr. Rubin’s employment with the Company was considered a termination without   cause under the terms of the Rubin Employment Agreement.  Under the Rubin Employment Agreement, as a result of Mr. Rubin’s employment being terminated without “cause”,  Mr. Rubin is entitled to a lump sum payment of $15,000,000, which is payable in cash or shares of the Company’s Common Stock at the Compensation Committee’s discretion.  The Compensation Committee has determined to make the severance payment in shares of Common Stock.   In connection with the termination of his employment, Mr. Rubin only received the amounts or payments due to him under the Rubin Employment Agreement for a termination of employment without cause as of February 28, 2014.  No severance payments or other compensation was paid to Mr. Rubin in connection with the resignation of his employment other than severance compensation strictly provided under the Rubin Employment Agreement.

For fiscal year 2014, the following plan-based compensation was awarded to the named executive officers:

Grants of Plan-Based Awards in Fiscal Year 2014

								All Other	All Other
		Estimated			Estimated			Stock	Option
		Future Payouts Under			Future Payouts Under			Awards;	Awards;	Exercise	Grant Date
		Non-Equity Incentive			Equity Incentive			Number of	Number of	or Base	Fair Value
		Plan Awards			Plan Awards			Shares of	Securities	Price of	of Stock
								Stock	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	($)
Thomas J. Benson	5/6/2013 (1)								7,500	36.030	89,978
Vincent D. Carson	5/6/2013 (1)								7,500	36.030	89,978
Gerald J. Rubin	3/1/2013 (2)	473,333	8,474,000	10,000,000	236,667	4,237,000	15,000,000				4,180,593

(1)         Mr. Benson’s and Mr. Carson’s options were granted under the 2008 Stock Plan with original vesting terms over a five year period at graduated rates per year of 10, 15, 20, 25, and 30 percent. The amount shown in this column is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, as required under SEC rules. Assumptions used in the calculation of the grant date fair value of these options are discussed in Note (15) to the Company’s audited financial statements for the fiscal year ended February 28, 2014, which are included in the Company’s Annual Report on Form 10-K for the year then ended, filed with the SEC on April 29, 2014.

(2)         Under the Rubin Employment Agreement and the 2011 Bonus Plan, Mr. Rubin is eligible to receive an annual bonus for fiscal year 2014, subject to the Company meeting certain performance conditions based on Adjusted EBITDA (as defined on page 46). The annual bonus is payable two-thirds in the form of cash or cash equivalents, up to a maximum of $10,000,000, and the remainder in the form of restricted stock up to a maximum of $15,000,000. The number of shares of restricted stock that are awarded were based upon the amount of the bonus divided by the fair market value per share of Common Stock on April 22, 2014, the date the Compensation Committee certified the achievement of the performance goals for fiscal year 2014. The amounts in the threshold columns assume the Company achieves the minimum threshold performance metrics for fiscal year 2014. Because a target amount is not determinable, the amounts in the target columns represent the amount of cash and restricted shares that would be paid or delivered if the performance goals were achieved based on Adjusted EBITDA for fiscal year 2012. The amounts in the maximum columns represent the maximum amount of cash and restricted stock that may be paid or delivered under the 2011 Bonus Plan for fiscal year 2014. The grant date fair value for the restricted stock component represents the aggregate fair value of $67.10 per share on 62,304 shares awarded for fiscal year 2014, computed in accordance with FASB ASC Topic 718. For additional information regarding the performance conditions related to the annual bonus and the vesting of the restricted stock, see “Employment and Separation Agreements of Former Chief Executive Officer and President.”

The following table sets forth certain information with respect to outstanding equity awards at February 28, 2014 with respect to our named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2014

	Option Awards				Share Awards
								Equity Incentive
								Plan Awards:
	Number of	Number of			Number of	Market Value	Equity Incentive	Market or Payout
	Securities	Securities			Shares or	of Shares or	Plan Awards:	Value of
	Underlying	Underlying			Units of	Units of	Number of	Unearned Shares,
	Unexercised	Unexercised	Option		Stock That	Stock That	Units or Other	Units or Other
	Options	Options	Exercise	Option	Have Not	Have Not	Rights That Have	Rights That Have
	(#)	(#)	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexerciseable	($)	Date (1)	(#)	($)	(#)	($)
Thomas J. Benson (2)	7,500	-	26.14	5/15/17	-	-	-	-
	5,000	-	22.46	8/19/18	-	-	-	-
	3,500	1,500	18.80	5/15/19	-	-	-	-
	1,875	5,625	32.90	5/17/21	-	-	-	-
	750	6,750	34.72	5/1/22	-	-	-	-
	-	7,500	36.03	5/6/23	-	-	-	-
Vincent D. Carson (2)	7,500	-	22.46	8/19/18	-	-	-	-
	3,500	1,500	18.80	5/15/19	-	-	-	-
	1,875	5,625	32.90	5/17/21	-	-	-	-
	750	6,750	34.72	5/1/22	-	-	-	-
	-	7,500	36.03	5/6/23	-	-	-	-
Gerald J. Rubin (3)	-	-	-	-	100,000	6,531,000	-	-

(1)           All options listed in this table have an expiration date ten years from the date of grant.

(2)           Mr. Benson’s and Mr. Carson’s options were granted with five equal annual vesting periods commencing on the first anniversary of each grant date at graduated rates per year of 10, 15, 20, 25, and 30 percent.

(3)           100,000 of Mr. Rubin’s Performance RSUs were earned with respect to fiscal year 2014 performance, which vested upon the Compensation Committee certification of the related EBITDA ROIC goal for fiscal year 2014 on April 22, 2014.  The market or payout for the Performance RSUs was based upon the closing market price of the Common Stock at February 28, 2014 of $65.31 per share.

The following table provides information on all exercises of stock options by our named executive officers during fiscal year 2014:

Option Exercises and Stock Vested for Fiscal Year 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Vincent D. Carson	9,000	179,770	-	-
Gerald J. Rubin (1)			226,266	14,777,432

(1)         Includes 159,666 shares of stock that were earned as part of Mr. Rubin’s 2013 annual bonus and 66,600 Performance RSU’s that were earned in fiscal year 2013 that vested on February 28, 2014 in accordance with the terms of Mr. Rubin’s Employment and Separation Agreements.  The market or payout for stock and Performance RSUs were based upon the closing market price of the Common Stock at February 28, 2014 of $65.31 per share.

EMPLOYMENT AND SEPARATION AGREEMENTS

OF FORMER CHIEF EXECUTIVE OFFICER AND PRESIDENT

Separation Agreement

On January 14, 2014, the Company entered into a separation agreement with Gerald Rubin.  Pursuant to the Separation Agreement, Mr. Rubin ceased serving as the Company’s Chief Executive Officer and President and resigned as a Chairman of the Board of Directors, effective January 14, 2014, but remained an employee of the Company until February 28, 2014. Pursuant to the Separation Agreement, Mr. Rubin’s employment with the Company was considered a termination without cause under the terms of his employment agreement with the Company dated September 13, 2011.  As a result, in connection with the termination of his employment, Mr. Rubin will receive the amounts or payments due to him under the Rubin Employment Agreement for a termination of employment without cause as of February 28, 2014.

Annual Bonus

The Rubin Employment Agreement provided that Mr. Rubin was eligible to receive an annual base salary of $600,000 and receive an annual bonus payable as a mix of cash or cash equivalents and restricted stock pursuant to the 2011 Bonus Plan.  Under the 2011 Bonus Plan, Mr. Rubin’s bonus was based on the Company’s achievement of Adjusted EBITDA.  “Adjusted EBITDA” is defined as operating income (loss) before impairment charges plus depreciation and amortization charges, in each case, of the Company and its subsidiaries, as determined in accordance with GAAP plus the amount of Mr. Rubin’s annual bonus (without giving effect during the applicable year to the expense accrued  in connection with the transfer of Insurance Policies or the Performance RSUs, as defined below).  The Adjusted EBITDA formula was subject to adjustment in the event that the Company or any of its subsidiaries consummated (1) an acquisition of the stock or the operating, income or revenue producing assets of any entity whether through a merger, consolidation, combination, asset purchase or similar transaction or (2) a divestiture of the stock or the operating, income or revenue producing assets of the Company or any subsidiary or other entity consolidated or combined with or included in the financial statements of the Company and its subsidiaries whether through a merger, consolidation, combination, asset sale, spin-off, or similar transaction.

For fiscal year 2014, Mr. Rubin’s bonus was calculated by multiplying the applicable percentage by Adjusted EBITDA, as set forth in the table below, subject to a maximum bonus of $25,000,000:

Performance Conditions for the Annual Bonus

Original Performance Tier			Adjusted Performance Tier (1)
					Amount of
					Bonus Payable
Greater Than	Less Than or Equal to	Performance Tier Adjustment (1)	Greater Than	Less Than or Equal to	as a % of Adjusted EBITDA
($ in Millions)	($ in Millions)	($ in Millions)	($ in Millions)	($ in Millions)
------	$-	$35.5	------	$35.5	0.0%
$-	$50.0	$35.5	$35.5	$85.5	2.0%
$50.0	$75.0	$35.5	$85.5	$110.5	3.5%
$75.0	$100.0	$35.5	$110.5	$135.5	5.0%
$100.0	$125.0	$35.5	$135.5	$160.5	6.0%
$125.0	$150.0	$35.5	$160.5	$185.5	7.0%
$150.0	$175.0	$35.5	$185.5	$210.5	8.0%
$175.0	------	$35.5	$210.5	------	8.5%

(1)         Under the terms of the Rubin Employment Agreement, performance tiers are subject to adjustment for acquisitions and divestitures.  On December 30, 2011, the Company acquired the PUR water filtration business from the Procter &

Gamble Company and certain of its affiliates.  Under the terms of the 2011 Bonus Plan, as a result of the acquisition, the performance tiers were adjusted for either (1) the pro rata historical Adjusted EBITDA reported by the acquired business in the four fiscal quarters immediately preceding the acquisition date or (2) if the Compensation Committee determines that the modification of the performance tiers would not be practicable or appropriate to fairly reflect the impact of the acquisition, then the forecasted impact of the acquisition to Adjusted EBITDA.  The adjusted performance tiers reflected in the table above reflect the Adjusted EBITDA, after giving effect to the $35.5 million adjustment required under the 2011 Bonus Plan for the PUR water filtration business acquisition.  In determining the adjustment, the Compensation Committee determined to use the forecasted impact of the PUR water filtration business acquisition based on the fiscal year 2013 annual operating plan for the acquisition.

Mr. Rubin’s annual bonus under the 2011 Bonus Plan is payable two-thirds in the form of cash or cash equivalents, up to a maximum of $10,000,000, and the remainder in the form of restricted stock up to a maximum of $15,000,000 (subject to availability of shares under the 2008 Stock Plan).  For fiscal year 2014, Adjusted EBITDA for the Company as computed under the 2011 Bonus Plan was approximately $179,168,000, which resulted in a bonus payout of $12,541,779.   The bonus was paid in cash of $8,361,186 and the remaining value in the form of 62,304 shares of restricted stock.  Pursuant to the Rubin Employment Agreement, as a result of Mr. Rubin’s termination of employment, the restricted stock granted to Mr. Rubin vested upon the Compensation Committee’s certification of the achievement of the performance goals on April 22, 2014.

Performance RSUs

Pursuant to the Rubin Employment Agreement, in March 2012, Mr. Rubin received a grant of 700,000 restricted stock units (the “Performance RSUs”) under the 2008 Stock Plan.  With respect to fiscal year 2014, 200,000 Performance RSUs were available to be earned based on the Company’s achievement of specified EBITDA ROIC (as defined below) goals, as described below.

Fiscal Year 2014

Performance Conditions for the Performance RSUs

If FYE 2/14 EBITDA ROIC is:		Units Earned
Greater than:	But less than:
	7.00%	0
7.00%	8.75%	50,000
8.75%	10.00%	100,000
10.00%	11.25%	150,000
11.25%		200,000

“EBITDA ROIC” means, a ratio of (1) operating income (loss) after impairment charges, plus depreciation and amortization charges, plus, to the extent included in income (loss) above, any impairment charges, in each case, of the Company and its subsidiaries as determined in accordance with GAAP, but in the case of impairment charges solely to the extent such charges result from capital market and/or economic conditions creating a stock market trigger that requires testing for and recording of impairments under GAAP which cannot be attributed to any fundamental change in the underlying current or expected operating cash flows associated with the impaired assets, as reflected in the financial statements of the Company and its subsidiaries and the notes thereto (after taking into account the Company’s effective income tax rate) to (2) Average Invested Capital.  “Average Invested Capital” is defined as the sum of total assets (disregarding any impairment charges during the applicable fiscal year), minus total current liabilities, plus indebtedness for borrowed money included in total current liabilities, in each case, of the Company and its subsidiaries as determined in accordance with GAAP, calculated as the simple average during a fiscal year based on the last day of each of the trailing five fiscal quarters through the end of the applicable fiscal year, minus the impairment charges disregarded in determining total assets above.

For fiscal year 2014, operating income (loss) after impairment charges, plus depreciation and amortization charges for the Company was approximately $150,938,000 million.  As a result, 100,000 Performance RSUs were earned with respect to fiscal year2014 performance, with 100 percent vesting upon the Compensation Committee certification of the EBITDA ROIC goal for fiscal year 2014.  Of the 100,000 Performance RSUs earned by Mr. Rubin in fiscal year 2013, 33.4 percent vested upon the Compensation Committee certification of the EBITDA ROIC goal for fiscal year 2013 and the remaining 66.6 percent vested immediately upon termination of Mr. Rubin’s employment, pursuant to the Rubin Employment and Separation Agreements.  All of the unearned 500,000 Performance RSUs for which the applicable performance conditions had not been achieved as of the date of termination were forfeited.

Life Insurance Bonus

For fiscal year 2014, the Rubin Employment Agreement provided for the transfer of a life insurance policy on the lives of Mr. and Mrs. Rubin, subject to certain performance conditions.  The amount of the annual bonus and value of the transfer of the policy (based on cash surrender value) is capped under the 2011 Bonus Plan at $4,000,000 for fiscal year 2014.  With respect to fiscal year 2014, the Rubin Employment Agreement and the 2011 Bonus Plan provided that, contingent upon the Company’s EBITDA ROIC (as defined above) exceeding 7.0 percent for fiscal year 2014, the Company will transfer ownership of and assign all rights and the obligation to pay the associated premiums under the policy to a trust established by Mr. Rubin.  For fiscal year 2014, EBITDA ROIC for the Company as computed under the 2011 Bonus Plan was approximately 9.5 percent. Accordingly, the policy was transferred to a trust established by Mr. Rubin following the certification of the achievement of the performance goals by the Compensation Committee on April 22, 2014.  During the term of the Rubin Employment Agreement, the Company paid the annual premiums on the life insurance policy until the policy was transferred, at which time Mr. Rubin was responsible for paying all premiums due on the policy.  During fiscal year 2014, the Board of Directors directed that premium payments in the amount of $90,417 be made towards the policy year commencing March 2, 2014 with respect to the split-dollar life insurance policy that was transferred to Mr. Rubin upon his separation from the Company.

Limited Perquisites and Other Personal Benefits

Under the Rubin Employment Agreement, Mr. Rubin was entitled to participate in various benefit plans available to all our employees, such as a 401(k) plan (including matching contributions), group medical, group life, and group dental insurance, as well as vacation and paid holidays.  The Rubin Employment Agreement also provided that the Company must pay or reimburse Mr. Rubin for reasonable travel and other expenses incurred by him in performing his obligations under the Rubin Employment Agreement.  These benefits are available to all our employees, including each named executive officer.  In fiscal year 2014, with approval of the Board of the Directors, Mr. Rubin was reimbursed for a total of $37,666 in personal legal fees in connection with compensation related matters.  Mr. Rubin’s personal benefits in fiscal year 2014 also included the economic benefit received for executive and survivorship life insurance policies, which totaled $36,963.

Severance

Pursuant to the Separation Agreement, Mr. Rubin’s employment with the Company was considered a termination without cause under the terms of the Rubin Employment Agreement.  As a result, in connection with the termination of his employment, Mr. Rubin received the amounts or payments due to him under the Rubin Employment Agreement for a termination of employment without cause as of February 28, 2014.  No severance payments or other compensation was paid to Mr. Rubin in connection with the resignation of his employment other than severance compensation strictly provided under the Rubin Employment Agreement.  Under the Rubin Employment Agreement, as a result of Mr. Rubin’s employment being terminated without “cause”,  Mr. Rubin is entitled to a lump sum payment of $15,000,000, which is payable in cash or shares of the Company’s Common Stock at the Compensation Committee’s discretion.  The Compensation Committee has determined to pay the severance payment in shares of Common Stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes certain equity compensation plan information as of February 28, 2014:

Equity Compensation Plan Information

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants, and rights (1)	warrants, and rights (2)	the first column) (3)
Equity compensation plans approved by security holders
	938,931	$ 33.03	2,625,288

(1)         Includes 100,000 shares authorized and available for issuance in connection with the settlement of any Performance RSUs earned pursuant to the 2008 Stock Plan and 838,931 stock options outstanding at the end of fiscal year 2014.

(2)         The calculation of this price does not take into account the 100,000 shares authorized, granted and available for issuance in connection with the settlement of any Performance RSUs earned pursuant to the 2008 Stock Plan.

(3)         Includes 158,213 shares authorized and available for issuance in connection with the 2008 ESPP, 2,350,699 shares authorized and available for issuance under the 2008 Stock Plan and 116,376 shares authorized and available for issuance under 2008 Directors’ Plan.

As of June 2, 2014, (1) there were options to purchase 960,962 shares of Common Stock outstanding under the equity compensation plans of the Company; (2) the weighted average exercise price for such outstanding options was $40.90; (3) the weighted average remaining term for such outstanding options was 7.15 years; and (4) there were 778,050 granted but unvested full-value awards under the equity compensation plans of the Company.

1998 Stock Option and Restricted Stock Plan

The 1998 Stock Option and Restricted Stock Plan (the “1998 Plan”) was approved by the Company’s shareholders at the 1998 annual general meeting. The Compensation Committee administers the 1998 Plan. Under the 1998 Plan, the Compensation Committee could grant incentive stock options, non-qualified options and restricted stock to our named executive officers, other than our Chief Executive Officer, and to other employees. The number and the nature of equity awards granted to each eligible employee were determined on a discretionary rather than formula basis by the Compensation Committee with the recommendation of the Chief Executive Officer. The exercise price for any option granted under the 1998 Plan was at a price that the committee may determine, but could not be less than the average of the highest and lowest sale price of our Common Stock on NASDAQ on the date of the grant.

Holders of stock option awards remaining under the 1998 Plan may exercise their options at any time after they vest and before they expire, except that no awards may be exercised after ten years from the date of grant. Awards are generally not transferable by the recipient during the recipient’s life. Awards granted under the plan were evidenced by either an agreement that was signed by us and the recipient or a confirming memorandum issued by us to the recipient setting forth the terms and conditions of the awards. Award recipients and beneficiaries of award recipients have no right, title or interest in or to any shares subject to any award or to any rights as a shareholder, unless and until shares are actually issued to the recipient.

According to the terms of the 1998 Plan, any unvested options immediately vest upon death, disability or a change in control (as defined in the 1998 Plan) of the Company. In addition, if a participant’s employment with the Company is terminated, any exercisable options held by that employee may be exercised for a period of:

•                  for both incentive stock options (“ISO’s”) and nonstatutory options (“NSO’s”), up to twelve months if the termination of employment was due to the employee’s death or disability;

•                  for ISO’s, up to ninety days, where the employee is terminated without cause;

•                  for NSO’s, up to six months, where the employee is terminated without cause; or

•                  up to thirty days, if the termination of employment was for any other reason.

The 1998 Plan requires participants to comply with specified confidentiality and non-competition provisions. If the participant violates these provisions, then the participant may be required to forfeit his or her rights and benefits under the 1998 Plan, return to the Company any unexercised options, forfeit the rights under any awards of restricted stock and return any shares held by the participant received upon exercise of any option or the lapse of restrictions relating to restricted stock.

2008 Stock Plan

The Company’s shareholders approved the 2008 Stock Plan at the 2008 annual general meeting of shareholders and certain amendments to the 2008 Stock Plan at the 2011 annual general meeting of shareholders. The 2008 Stock Plan is administered by the Compensation Committee of the Board of Directors. The 2008 Stock Plan permits the granting of stock options, including ISO’s and NSO’s, unrestricted shares of Common Stock, stock appreciation rights (“SAR’s”), restricted stock, restricted stock units, and other stock-based awards. Currently, the maximum number of shares reserved for issuance under the 2008 Stock Plan is 3,750,000 shares and the maximum number of shares with respect to which awards of any and all types may be granted during a calendar year to any participant is limited, in the aggregate, to 1,000,000 shares. The plan will expire by its terms on August 19, 2018. The 2008 Stock Plan provides that if the Chief Executive Officer of the Company is a member of the Board of Directors, the Board of Directors may, upon recommendation of the Compensation Committee, authorize him or her to grant awards of up to an aggregate of 350,000 shares of Common Stock to employees other than the Chief Executive Officer (subject to adjustment in certain circumstances), provided that any such grants will be subject to the terms and conditions of the Board authorization and that the Chief Executive Officer must notify the Compensation Committee of any such grants. Currently, employees of the Company, its subsidiaries and affiliates and consultants to the Company and its subsidiaries, are eligible to participate in the 2008 Stock Plan.

The 2008 Stock Plan provides that the option price pursuant to which Common Stock may be purchased will be determined by the Compensation Committee, but will not be less than the fair market value of the Common Stock on the date the option is granted. No option granted under the 2008 Stock Plan will be exercisable more than ten years after the date of grant. If a participant’s service terminates by reason of death or disability (as defined in the 2008 Stock Plan), to the extent the participant was entitled to exercise the option on the date of death or disability, the option may be exercised within one year after the date of death or disability. If a participant’s service with the Company terminates for any reason (other than death or disability), each option then held by the participant may be exercised within ninety days after the date of such termination, but only to the extent such option was exercisable at the time of termination of service. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of unvested options held by a participant if the participant is terminated without “cause” (as determined by the Compensation Committee) by the Company.

The 2008 Stock Plan also provides for certain terms and conditions pursuant to which restricted stock and restricted stock units may be granted under the 2008 Stock Plan. The vesting of a restricted stock award or restricted stock unit granted under the 2008 Stock Plan may be conditioned upon the completion of a specified period of employment with the Company or a subsidiary, upon attainment of specified performance goals, and/or upon such other criteria as the Compensation Committee may determine in its sole discretion. If a participant’s service is terminated for any reason, the participant will only be entitled to the restricted stock or restricted stock units vested at the time of such termination of service. The participant’s unvested restricted stock and restricted stock units will be forfeited. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of unvested restricted stock or restricted stock units held by a participant if the participant is terminated without “cause” (as determined by the Compensation Committee) by the Company, provided that with respect to Awards granted to Covered Employees that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code such acceleration must be done in a manner that complies with Section 162(m) of the Code.

The terms and conditions of other stock-based awards will be determined by the Compensation Committee. Other stock-based awards may be granted in a manner that will enable the Company to deduct any amount paid by the Company under Section 162(m) of the Code (“Performance-Based Awards”). Performance-Based Awards are rights to receive amounts denominated in cash or shares of Common Stock, based on the Company’s or a participant’s performance between the date of grant and a pre-established future date.

In the event of a Change of Control (as defined in the 2008 Stock Plan), (i) the participating employees will have the right to exercise or settle from and after the date of the Change of Control any option, SAR or restricted stock unit held by such participating employee in whole or in part, notwithstanding that such option, SAR or restricted stock unit may not be fully exercisable or vested, and (ii) any and all restrictions on any participating employee’s other stock-based award will lapse and such stock will immediately vest in the participating employee, notwithstanding that the other stock-based award was unvested.

Employee Stock Purchase Plan

At the 2008 annual general meeting, the shareholders approved the Helen of Troy Limited 2008 Employee Stock Purchase Plan (the “2008 ESPP”) and reserved 350,000 shares of Common Stock for issuance under the plan. It is the intention of the Company that the 2008 ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code.

The purpose of the 2008 ESPP is to provide employees of the Company or its subsidiaries designated by the Board of Directors or the Committee (defined below) (“Designated Subsidiaries”) as eligible to participate in the 2008 ESPP an opportunity to purchase shares of Common Stock and thereby have an additional incentive to contribute to the prosperity of the Company. The aggregate number of shares of Common Stock that may be sold pursuant to all offerings of the Company’s Common Stock under the 2008 ESPP will not exceed 350,000 shares, as adjusted for any recapitalization or reorganization of the Company as set forth in the 2008 ESPP. The 2008 ESPP provides that eligible full-time employees of the Company or its Designated Subsidiaries may purchase shares of Common Stock with payroll deductions accumulated on behalf of such employees. Employees may authorize payroll deductions of up to 15 percent of their compensation, which is accumulated over an option period and then used to purchase Common Stock. Option periods end in February and August of each fiscal year. The purchase price is 85 percent of the closing sale price of the Common Stock on NASDAQ on either the first day or last day of each option period, whichever is less. Employees may suspend or discontinue their participation in the plan at any time.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Former Chief Executive Officer

Mr. Rubin resigned as Chief Executive Officer and President of the Company and as a member of the Company’s Board of Directors effective January 14, 2014, but remained an employee of the Company until February 28, 2014. Pursuant to the Separation Agreement, Mr. Rubin’s termination of employment with the Company was considered a termination without cause under the terms of the Rubin Employment Agreement.  As a result, in connection with the termination of his employment, Mr. Rubin received the amounts or payments due to him under the Rubin Employment Agreement for a termination of employment without cause as of February 28, 2014.  No severance payments or other compensation was paid to Mr. Rubin in connection with the resignation of his employment other than severance compensation strictly provided under the Rubin Employment Agreement.  Under the terms of the Rubin Employment Agreement, Mr. Rubin was entitled to any earned and unpaid wages and incentive compensation through the date of termination of the agreement.  Accordingly, with respect to fiscal year 2014 performance, Mr. Rubin was entitled to receive earned and unpaid incentive compensation of $12,541,779 in connection with his annual bonus under the 2011 Bonus Plan, of which $8,361,186 was paid in cash and $4,180,593 was delivered in the form of shares of the Company’s Common Stock.  Mr. Rubin also received a life insurance policy with a value of $3,094,232.  Under the Rubin Employment Agreement, as a result of Mr. Rubin’s employment being terminated without cause,  66,600 Performance RSUs and 159,666 restricted bonus shares that had previously been earned vested on February 28, 2014.  In addition, in connection with the termination of his employment, Mr. Rubin was entitled to a lump sum severance payment of $15,000,000, which is payable in cash or shares of the Company’s Common Stock at the Compensation Committee’s discretion.  The Compensation Committee has determined to pay the severance payment in shares of Common Stock.

Other Named Executive Officers

Except for the Rubin Employment and Separation Agreements discussed in “Executive Compensation — Employment and Separation Agreements of Former Chief Executive Officer and President”, the Company did not have any formal employment or severance agreements with any named executive officer as of February 28, 2014.  In the event any named executive officer, other than Mr. Rubin, is terminated, the payment of any severance would be at the discretion of the Company, based upon the facts and circumstances at that time.

Stock options granted to the other named executive officers are subject to the terms of the 1998 Plan for grants issued before August 25, 2008 and the 2008 Stock Plan for grants made after August 25, 2008. Under both plans, any unvested options immediately vest upon a change of control of the Company (as defined under each plan). In addition, if an option holder’s employment with the Company is terminated due to his death or disability, all of his options will immediately vest and will remain exercisable for one year after such termination. If an option holder’s employment is terminated voluntarily or with cause, all of his options that are exercisable as of the date of termination will remain exercisable for thirty days for the 1998 Plan and ninety days for the 2008 Stock Plan. Under the 1998 Plan, if an option holder’s employment is terminated without cause, all of his options that are exercisable as of the date of termination will remain exercisable for ninety days, if ISOs, or six months, if NSOs. Under the 2008 Stock Plan, if an option holder’s employment is terminated without cause, all of his options that are exercisable as of the date of termination will remain exercisable for ninety days, regardless of whether ISOs or NSOs.

If the Company experienced a change in control on February 28, 2014, Mr. Benson and Mr. Carson each would receive benefits totaling approximately $688,000 by reason of the immediate vesting of their options.

CERTAIN RELATIONSHIPS - RELATED PERSON TRANSACTIONS

Procedures for the Approval of Related Person Transactions

The Audit Committee Charter provides that the Audit Committee has the authority to establish, and communicate to the full board and management, policies that restrict the Company and its affiliates from entering into related person transactions without the Audit Committee’s prior review and approval.  In accordance with these policies, the Audit Committee on a timely basis reviews and, if appropriate, approves all material related person transactions.

At any time in which an executive officer, Director or nominee for Director becomes aware of any contemplated or existing transaction that, in that person’s judgment may be a related person transaction, the executive officer, Director or nominee for Director is expected to notify the Chairman of the Audit Committee of the transaction.  Generally, the Chairman of the Audit Committee reviews any reported transaction and may consult with outside legal counsel regarding whether the transaction is, in fact, a related person transaction requiring approval by the Audit Committee.  If the transaction is considered to be a related person transaction, then the Audit Committee will review the transaction at its next scheduled meeting or at a special meeting of the committee.

Related Person Transactions

Byron H. Rubin, JD, CLU and Chartered Financial Consultant,  is the brother of the Company’s former Chief Executive Officer and earned insurance agent’s commissions paid by certain of our insurers directly to him in connection with certain life insurance policies. During fiscal year 2014, he received commissions of approximately $15,000 from policies sold to the Company.  In addition, Byron Rubin had a consulting agreement with the Company to provide consulting advice and other administrative services related to the Company’s employee benefit plans.  Under the agreement, Byron Rubin received $150,000 in fiscal year 2014, paid in equal monthly installments.  The agreement was for a one year term ending February 28, 2014.  The agreement was not renewed.  These transactions have been reviewed, approved and ratified by the Audit Committee and approved by the Board of Directors.

AUDIT COMMITTEE MATTERS

Composition.

The Audit Committee of the Board of Directors of the Company (the “Audit Committee”) is composed of four Directors: Adolpho R. Telles, Gary B. Abromovitz, John B. Butterworth and William F. Susetka. Each member of the Audit Committee meets the independence and financial experience requirements under both SEC and NASDAQ rules. In addition, the Board has determined that Adolpho R. Telles is an “audit committee financial expert” as defined by SEC rules.

Responsibilities.

The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate.

The Audit Committee is responsible for oversight, on behalf of the Board of Directors, of:

•                  The Company’s auditing, accounting and financial reporting processes, and the integrity of its financial statements;

•                  The audits of the Company’s financial statements and the appointment, compensation, qualifications, independence and performance of the Company’s auditor and independent registered public accounting firm;

•                  The Company’s compliance with legal and regulatory requirements; and

•                  The staffing and ongoing operation of the Company’s internal audit function.

The Company’s management is responsible for: (a) maintaining the Company’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s consolidated annual financial statements.

The Audit Committee’s function is one of oversight only and does not relieve management of its responsibilities for preparing financial statements that accurately and fairly present the Company’s financial results and condition, nor the independent registered public accounting firm of their responsibilities relating to the audit or review of the financial statements.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by the Company’s auditor and independent registered public accounting firm. Pre-approved services include audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope of work and subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the Chairman then communicates such pre-approvals to the full Audit Committee for ratification. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. The Company obtains these services from other service providers as needed.

Report of Audit Committee.

The Audit Committee hereby reports as follows:

1.              The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for fiscal year 2014.

2.              The Audit Committee has discussed with the auditor and independent registered public accounting firm matters required to be discussed in applicable Public Company Accounting Oversight Board (“the PCAOB”) rules. This review included a discussion with management of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting estimates.

3.              The Audit Committee has received from the auditor and independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has held discussions regarding independence with its auditor and independent registered public accounting firm.

Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2014 for filing with the SEC.

Members of the Audit Committee:

Adolpho R. Telles (Chairman)

Gary B. Abromovitz

John B. Butterworth

William F. Susetka

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT AND OTHER FEES FOR SERVICES PROVIDED BY OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services provided by Grant Thornton LLP for the audit of the Company’s annual financial statements for fiscal years ended 2014 and 2013, and fees for other services provided by Grant Thornton LLP associated with those periods.

Type of Fee	2014	2013
Audit Fees	$1,119,700	$1,088,000
Audit-Related Fees	3,800	1,400
Tax Fees	25,700	8,800
All Other Fees	20,500	21,900
Total	$1,169,700	$1,120,100

Audit Fees: Consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including services in connection with assisting the Company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations and attest services, except those not required by statute or regulation.

Audit-Related Fees: Consist of fees for professional services rendered by our independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements, due diligence, accounting consultations concerning financial accounting and reporting standards, and other similar services which have not been reported as audit fees.

Tax Fees: Consist of tax compliance/preparation fees for professional services rendered by our independent registered public accounting firm to certain subsidiaries of  the Company.

All Other Fees: Consist of fees for professional services rendered by our independent registered public accounting firm to the Company for their assistance with the preparation of certain electronic statutory filings in foreign jurisdictions and with the analysis and preparation of certain US state sales tax refund claims.   The Company intends to minimize services in this category.   These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in our independent registered public accounting firm’s core work, which is the audit of the Company’s consolidated financial statements.

The Audit Committee pre-approved all of the services described above that were provided in fiscal year 2014 and 2013 in accordance with the pre-approval requirements of the Sarbanes-Oxley Act.  There were no services for which the de minimis exception, as defined in Section 202 of the Sarbanes-Oxley Act, was applicable.

PROPOSAL 2:  ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of Helen of Troy Limited (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narratives in the Proxy Statement for the Company’s 2014 Annual General Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the Board of Directors.  Although non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

In connection with the 2013 annual general meeting, the Compensation Committee engaged in discussions with Company shareholders to gain input into the compensation elements that were among their top concerns and engaged an independent compensation consultant, Pearl Meyer.  The paramount concern of our shareholders was the level of compensation and other pay practices relating to our former Chief Executive Officer who resigned from that position on January 14, 2014.  As a result, based on the input from our shareholders and the compensation consultant, the Compensation Committee has made a number of significant changes to the compensation program of Julien R. Mininberg, our new Chief Executive Officer as described in the “Compensation Discussion and Analysis” section of this proxy statement.  The Compensation Committee believes that the modifications to our executive compensation program further aligns the interests of our executive officers with those of our shareholders and eliminates governance and pay practices that the Compensation Committee considered not to be in the best interests of our shareholders.   The modifications made to the compensation program for our Chief Executive Officer included, among other actions, entering into an employment agreement with our new Chief Executive Officer designed to address shareholder concerns, benchmarking the Chief Executive Officer compensation program against a peer group, setting target executive compensation at market levels and establishing more rigorous performance goals.  The Board of Directors also adopted stock ownership guidelines for our executive officers.  Additionaly, the Compensation Committee has structured the compensation to our executive officers so that, in large part, it is “at risk” based on the financial performance of the Company and the individual performance of the executive.

As a result of these revised compensation policies and the significant progress that the Compensation Committee has achieved following the 2013 annual general meeting, the Compensation Committee recommends a vote “For” this Proposal 2.

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 19 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3: APPROVAL OF THE HELEN OF TROY LIMITED AMENDED AND RESTATED 2011 ANNUAL INCENTIVE PLAN

We are submitting to our shareholders this proposal to approve the Helen of Troy Limited Amended and Restated 2011 Annual Incentive Plan (the “Restated Plan”) and the terms of the performance goals established thereunder.  The Restated Plan amends and restates the Helen of Troy Limited 2011 Annual Incentive Plan (the “2011 Bonus Plan”), which includes the following modifications:

•                  to eliminate the separate provisions for bonus compensation to Gerald J. Rubin, the Company’s former Chief Executive Officer, in connection with his resignation and departure from the Company, including the CEO Annual Bonus, CEO Insurance Bonus, and related specific performance measures relating to Mr. Rubin’s compensation under the 2011 Bonus Plan (as defined therein);

•                  to amend the performance criteria under the 2011 Bonus Plan; and

•                  to clarify certain other matters and make conforming changes.

The text of the Restated Plan is attached hereto as Appendix A.  The material features of the Restated Plan are discussed below, but the description is subject to, and is qualified in its entirety by, the full text of the Restated Plan.  If the Restated Plan is not approved by our shareholders at the Annual Meeting, then the Restated Agreement will not become effective and the 2011 Bonus Plan will continue in full force and effect.

General

The purpose of the Restated Plan is to promote the success of the Company and its subsidiaries by providing to the Participants of the Company and its subsidiaries bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code. The Restated Plan is designed to recognize the significant contributions of the Company’s and its subsidiaries’ executive officers to the growth, profitability and success of the Company and its subsidiaries by rewarding participating executive officers for the achievement of pre-established annual performance goals.

Eligibility and Incentive Bonuses

The Restated Plan authorizes the Compensation Committee to establish and administer performance criteria pursuant to which eligible executives may receive designated bonus compensation (the “Incentive Bonus”).  Key employees (including any officer) of the Company or its subsidiaries that are selected by the Compensation Committee are eligible to participate in the Restated Plan.  The Company cannot, at this time, determine the amount of any Incentive Bonuses that may be paid under the Restated Plan.  Prior to fiscal year 2014, the only Participant in the 2011 Bonus Plan has been the Company’s former Chief Executive Officer, Gerald J. Rubin.  The compensation committee in its sole discretion determines executives eligible for Incentive Bonus awards (the “Participants”) and, subject to the terms of the Restated Plan, the amount of such Incentive Bonuses payable to such participants.

Administration

The Restated Plan will be administered by the Compensation Committee, which consists of two or more “outside directors” within the meaning of Section 162(m) of the Code. The Compensation Committee has the authority to construe and interpret the Restated Plan and may adopt rules and regulations governing the administration thereof.

No Participant shall receive an Incentive Bonus under the Restated Plan for any performance period in excess of $3,000,000. In addition, no Participant shall receive any payment under the Restated Plan unless the Compensation Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Restated Plan and that the performance criteria and any other material terms previously established by the Compensation Committee or set forth in the Restated Plan were in fact satisfied.

Any Incentive Bonus granted by the Compensation Committee under the Restated Plan shall be paid in cash or shares of Common Stock and shall be paid as soon as practicable following the end of the applicable performance period and no later than the fifteenth day of the third calendar month following the end of the performance period (which generally shall be the Company’s fiscal year), unless the Participant with the consent of the Compensation Committee, elects, prior to the beginning of the applicable performance period, to defer all or a portion such payment.  Incentive Bonuses paid in shares of Common

Stock will be paid under the 2008 Stock Plan (or any successor plan) and shall reduce the number of shares available for issuance under the plan.

Except as otherwise provided in a written agreement between the Company and the Participant, no Incentive Bonus will be paid for any fiscal year unless the Participant is an employee of the Company at the end of that fiscal year, except if the Participant’s employment terminates during a fiscal year by reason of death, disability or a Change in Control (as defined in the Restated Plan), then the Participant (or the Participant’s beneficiary) will receive the Incentive Bonus for that fiscal year, prorated to the date of termination of employment.

Performance Targets

Performance goals established under the Restated Plan for each of the Participants may be, but need not be, different for each fiscal year, and different performance goals may be applicable to different Participants. The specific performance criteria must be established by the Compensation Committee in advance of the deadlines applicable under Section 162(m) of the Code and while the performance relating to the performance criteria remains substantially uncertain within the meaning of Section 162(m) of the Code. Each Participant may receive an Incentive Bonus if and only if the performance criteria established by the Compensation Committee is attained. The performance measures to be used for purposes of awards to employees whose compensation is subject to Section 162(m) of the Code must be chosen by the Compensation Committee from among the following:

•                  earnings before or after taxes

•                  earnings before interest, taxes, depreciation and amortization

•                  net income

•                  operating income

•                  earnings from continuing operations

•                  earnings per share (whether basic or fully diluted)

•                  book value per share

•                  return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue)

•                  expense management

•                  return on investment before or after the cost of capital

•                  improvements in capital structure

•                  maintenance or improvement of profit margins

•                  stock price

•                  market share

•                  revenues or sales

•                  costs

•                  cash flow

•                  cash flow productivity

•                  working capital

•                  changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital)

•                  debt reduction

•                  reductions in the Company’s overhead ratio

•                  growth measures (including, but not limited to, sales, net income, cash flow or earnings per share)

•                  total shareholder return

•                  free cash flow

•                  expense to sales ratio

Any of the above criteria may relate to or be based upon the Company, one or more of its Subsidiaries, divisions, geography, business units, segments, products, product lines, partnerships, joint ventures, minority investments (except with respect to total shareholder return and earnings per share criteria), or any combination thereof, or may be determined or applied on an absolute or relative basis, a consolidated basis, an adjusted basis, or as compared to the performance of a published or special index or a group of comparable companies, or any combination thereof.  Such criteria are not required to be based an increase or positive result and could include, for example, maintaining the status quo or limiting economic losses.

Amendments to the Restated Plan

The Restated Plan, including the performance goals stated therein, can be amended by the Board of Directors or the Compensation Committee alone, unless such amendment is required to be approved by the Board of Directors or the Company’s shareholders to comply with the applicable rules under Section 162(m) of the Code.

Transferability

Except as expressly provided by the Committee, benefits payable under the Restated Plan are not transferable otherwise than by an assignment of a contingency or payment due after death of the Participant to the deceased Participant’s legal representative or beneficiary.

Federal Income Tax Consequences

The following is a discussion of certain U.S. corporate and personal federal income tax consequences relevant to the Company and its participants in the Restated Plan. It is not intended to be a complete description of all possible tax consequences with respect to awards granted under the Restated Plan and does not address state, local or foreign tax consequences.

To the extent that an Incentive Bonus is paid  in shares of common stock, generally, a participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of payment over the amount, if any, the participant paid for the shares. With respect to the issuance of shares of common stock, the Company will be entitled to a tax deduction at the same time and in the same amount as the participant recognizes income.  If such shares are subject to a substantial risk of forfeiture when issued, the participant’s recognition of income and the Company’s deduction shall be delayed until the substantial risk of forfeiture lapses.

The Compensation Committee will require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the issuance of shares of common stock.

Section 162(m) of the Code.  Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid by the Company in excess of $1,000,000 in any taxable year to any “covered employee” as of the last day of the taxable year, but exempts from this limitation “performance-based” compensation the material terms of which are disclosed and approved by shareholders. For purposes of Section 162(m) of the Code, “covered employees” include the chief executive officer or any of the four other most highly compensated named executive officers other than the chief financial officer.  The Company has structured and intends to implement the Restated Plan so that compensation paid to these executive officers under the Restated Plan would be qualified performance-based compensation under Section 162(m) of the Code and would not, therefore, be subject to any deduction limitation under Section 162(m) of the Code. Notwithstanding the foregoing, the Company may, from time to time, award compensation to executive officers that is not deductible under Section 162(m) of the Code.

Section 280G of the Code.  Under certain circumstances, payments, including Incentive Bonus payments, made in connection with a Change in Control (as defined in the Restated Plan) of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the recipient may be subject to a 20 percent excise tax, and the Company may be denied a tax deduction.

Sections 409A and 457A of the Code.  The Company generally intends that, to the extent applicable, awards granted under the Restated Plan will comply with, or be exempt from, the provisions of Sections 409A and 457A of the Code. Restricted stock is not subject to Section 409A of the Code. Other awards have been designed to be exempt from Sections 409A and 457A because the awards are settled immediately following the vesting date, or to automatically comply with Sections 409A and 457A of the Code. However, recipients of performance-based awards may be permitted to elect to defer the payment of certain performance-based awards. This deferral election and the subsequent payment of the awards are also intended to comply with Sections 409A and 457A of the Code. However, under certain circumstances the accelerated payment of Incentive Bonuses subject to Sections 409A and 457A of the Code may subject the recipient to penalty taxes and interest.

Tax Summary.  The foregoing discussion is intended only as a summary of certain federal income tax consequences and does not purport to be a complete discussion of all the tax consequences of participation in the Restated Plan. Accordingly, participants in the Restated Plan should consult their own tax advisers for specific advice with respect to all federal, state or local tax effects of participating in the Restated Plan. Moreover, the Company does not represent that the foregoing tax consequences apply to any particular participant’s specific circumstances or will continue to apply in the future and makes no undertaking to maintain the tax status of the Restated Plan with respect to any participant.

The Restated Plan is not subject to any provision of ERISA, nor is it a qualified employee benefit plan under Section 401(a) of the Code.

Other

The Company cannot, at this time, determine the amount of any Incentive Bonuses that may be paid under the Restated Plan.  Prior to fiscal year 2014, the only Participant in the 2011 Bonus Plan has been the Company’s former Chief Executive Officer, Gerald J. Rubin. Because the Participants under the Restated Plan are to be determined from time to time by the Compensation Committee, in its discretion, it is impossible at this time to determine the classes of persons who will be eligible to participate in the Restated Plan or the number of persons in each such class.

Clawback Policy

Any participant receiving any Incentive Bonus pursuant to the Restated Plan shall be subject to (1) Section 304 of the Sarbanes Oxley Act of 2002 and (2) to the extent required under the rules and/or regulations issued pursuant to the Dodd-Frank Act of 2010, any clawback policy adopted by the Company pursuant to such rules and/or regulations.

Vote Required for Approval and Recommendation

The affirmative vote of the majority of the votes cast at the Annual Meeting is required to approve the Helen of Troy Limited Amended and Restated 2011 Annual Incentive Plan. An affirmative vote by a shareholder shall also be deemed to be approval of the performance goals under the Helen of Troy Limited Amended and Restated 2011 Annual Incentive Plan for purposes of Section 162(m) of the Code.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 4: APPOINTMENT OF AUDITOR AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS TO SET

THE AUDITOR’S REMUNERATION

Under Bermuda law, our shareholders have the responsibility to appoint the auditor and independent registered public accounting firm of the Company to hold office until the close of the next annual general meeting and are able to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

The Audit Committee has nominated Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm for fiscal year 2015. A representative of Grant Thornton LLP, the Company’s auditor and independent registered public accounting firm for fiscal year 2014, is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so. The Grant Thornton LLP representative is also expected to be available to respond to appropriate questions.

Vote Required for Approval and Recommendation

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to appoint Grant Thornton LLP as our auditor and independent registered public accounting firm and authorize the Audit Committee to set the auditor’s remuneration as described in this Proposal 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

SHAREHOLDER PROPOSALS

Shareholders intending to present proposals at the 2015 annual general meeting of shareholders and desiring to have those proposals included in the Company’s proxy statement and form of proxy relating to that meeting must submit such proposals, in compliance with Rule 14a-8 of the Exchange Act, to be received at the executive offices of the Company no later than March 16, 2015. For proposals that shareholders intend to present at the 2015 annual general meeting of shareholders outside the processes of Rule 14a-8 of the Exchange Act, unless the shareholder notifies the Company of such intent by May 30, 2015, any proxy solicited by the Company for that annual general meeting will confer on the holder of the proxy discretionary authority to vote on the proposal so long as such proposal is properly presented at the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal year 2014, all Section 16(a) filing requirements applicable to the Directors, executive officers and greater than 10 percent shareholders were satisfied.

OTHER MATTERS

Except as described in this proxy statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If other matters that require the vote of the shareholders, including a question of adjourning the Annual Meeting, properly come before the Annual Meeting or any adjournment thereof, the holders of the proxies are authorized to vote on these matters in accordance with management’s discretion.  The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting or any adjournment thereof.

HOUSEHOLDING OF MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple shareholders in the same household. The Company will promptly deliver a separate copy of either document to any shareholder upon request by contacting Helen of Troy Investor Relations, ICR, Inc.:  Allison Malkin (203) 682-8200 or Anne Rakunas (310) 954-1113, or via e-mail at hotus@icrinc.com, or send written correspondence to Helen of Troy Limited, Attention: Investor Relations, 1 Helen of Troy Plaza, El Paso, Texas 79912.  Any shareholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and phone number.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This proxy statement and the Company’s 2014 Annual Report to Shareholders are also available electronically on our hosted website.  You may view these directly at: HTTP://MATERIALS.PROXYVOTE.COM/G4388N. To access and review the materials made available electronically:

1.   Go to HTTP://MATERIALS.PROXYVOTE.COM/G4388N.

2.   Click the “2014 Annual Report” or “2014 Notice of Proxy”.

We encourage you to review all of the important information contained in the proxy materials before voting.

ELECTRONIC DELIVERY OF SHAREHOLDER COMMUNICATIONS

If you received your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce the Company’s printing and mailing costs, by signing up to receive shareholder communications via e-mail. With electronic delivery, you will be notified via e-mail after the annual report and the proxy statement are available on the Internet, and you can submit your proxy appointment and instructions online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

1.              If you are a registered holder (you hold your shares of Common Stock in your own name through our transfer agent, Computershare Investor Services, LLC, or you have stock certificates), you can elect to have next year’s communications sent to you electronically as part of this year’s on-line proxy appointment and instruction process at WWW.PROXYVOTE.COM by following the instructions that will be provided to you on screen when you submit your proxy.

2.              If you are a beneficial holder (your shares are held by a brokerage firm, a bank or a trustee), you may contact your broker or visit their website. Most brokers have made provisions for you to sign up on-line for electronic delivery of shareholder reports and mailings.

Your electronic delivery enrollment will be effective until you cancel it.

HOW TO OBTAIN OUR ANNUAL REPORT, PROXY STATEMENT

AND OTHER INFORMATION ABOUT THE COMPANY

From time to time, we receive calls from shareholders asking how they can obtain more information regarding the Company.  The following options are available:

1.              Our Investor Relations site, which can be accessed from our main Internet website located at www.hotus.com, contains Company press releases, earnings releases, financial information and stock quotes, as well as corporate governance information and links to our SEC filings. This proxy statement and our 2014 Annual Report to Shareholders are both available at this site.

2.              You may also request a free copy of our Annual Report or proxy statement by contacting Helen of Troy Investor Relations, ICR, Inc.:  Allison Malkin (203) 682-8200 or Anne Rakunas (310) 954-1113, or via e-mail at hotus@icrinc.com, or send written correspondence to Helen of Troy Limited, Attention: Investor Relations, 1 Helen of Troy Plaza, El Paso, Texas 79912.

YOUR VOTE IS IMPORTANT

Exhibit A

HELEN OF TROY LIMITED

AMENDED AND RESTATED

2011 ANNUAL INCENTIVE PLAN

Section 1.                                          PURPOSE OF PLAN

The purpose of the Plan is to promote the success of the Company and its Subsidiaries by providing to the participating executives of the Company and its Subsidiaries bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code.  Subject to the approval of the shareholders of the Company, the Plan shall be effective as of March 1, 2014.

Section 2.                                          DEFINITIONS AND TERMS

2.1.                            Accounting Terms.  Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, GAAP.

2.2.                            Specific Terms.  The following words and phrases as used herein shall have the following meanings:

“Board” means the Board of Directors of the Company.

“Bonus” means a cash or cash equivalent payment, payment in Shares, or payment opportunity as a context requires.

“Business Criteria” means any performance goals established by the Committee with respect to or based upon one or more (or any combination) of the following criteria selected by the Committee: (1) earnings before or after taxes; (2) earnings before interest, taxes, depreciation and amortization; (3) net income; (4) operating income; (5) earnings from continuing operations; (6) earnings per share (whether basic or fully diluted); (7) book value per share; (8) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue); (9) expense management; (10) return on investment before or after the cost of capital; (11) improvements in capital structure; (12) maintenance or improvement of profit margins; (13) stock price; (14) market share; (15) revenues or sales; (16) costs; (17) cash flow; (18) cash flow productivity; (19) working capital; (20) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (21) debt reduction; (22) reductions in the Company’s overhead ratio; (23) growth measures (including, but not limited to, sales, net income, cash flow or earnings per share); (24) total shareholder return; (25) free cash flow; and (26) expenses to sales ratio.  Any of the above criteria may relate to or be based upon the Company, one or more of its Subsidiaries, divisions, geography, business units, segments, products, product lines, partnerships, joint ventures, minority investments (except with respect to total shareholder return and earnings per share criteria), or any combination thereof, or may be determined or applied on an absolute or relative basis, a consolidated basis, an adjusted basis, or as compared to the performance of a published or special index, including, but not limited to, the Standard & Poor’s 500 Stock Index, the Nasdaq Market index, the Russell 2000 index or a group of comparable companies, or any combination thereof.   Business Criteria need not, however, be based upon any increase or positive result under a business criterion and could include, for example, maintaining the status quo or limiting economic losses.

“Change in Control” shall mean to have occurred at such time as either (i) any “person”, as such term is used in section 14(d) of the Exchange Act, other than the Company, a wholly-owned Subsidiary of the Company or any employee benefit plan of the Company, or its Subsidiaries, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act (or any successor rule), directly or indirectly, of fifty percent (50%) or more of the combined voting power of the Company’s common stock, or (ii) individuals who constitute the Board on the effective date of this Plan (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for the director without objection to such nomination) shall be, for purposes of this clause (ii) considered as though such person was a member of the Incumbent Board.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Company which has been established to administer the Plan in accordance with Section 3.1 and Section 162(m) of the Code.

“Company” means Helen of Troy Limited, a Bermuda company, and any successor whether by merger, amalgamation, ownership or all or substantially all of its assets or otherwise.

“Disability” shall have such meaning attributed thereto in the Company’s long-term disability plan, or, if no such plan exists, shall mean a “Permanent and Total Disability” as defined in Code Section 22(e).

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and as interpreted by the rules and regulations promulgated thereunder.

“Executive” means a key employee (including any officer) of the Company or any of the Subsidiaries.

“Fair Market Value” means, as of any date that requires the determination of the Fair Market Value of Shares under this Plan, the value of a Share on such date of determination, calculated as follows:

(i) If the Shares are then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on such date on such Nasdaq market system or principal stock exchange on which the Share is then listed or admitted to trading, or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the Share on such Nasdaq market system or such exchange on the immediately preceding day on which a closing sale price is reported;

(ii) If the Shares are not then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Share in the over-the-counter market on such date; or

(iii) If neither clause (i) nor (ii) is applicable as of such date, then the Fair Market Value shall be determined by the Board in good faith using any reasonable method of evaluation, which determination shall be conclusive and binding on all interested parties.

“GAAP” means generally accepted accounting principles used and applied in the United States of America.

“Participant” means an Executive selected to participate in the Plan by the Committee.

“Performance Period” means the Year or Years (or any portion thereof) with respect to which the Performance Targets are set by the Committee.

“Performance Target(s)” means the specific objective goal or goals (which may be cumulative and/or alternative) that are timely set in writing by the Committee for each Executive for the Performance Period with respect to any one or more of the Business Criteria.

“Plan” means the Helen of Troy Limited Amended and Restated 2011 Annual Incentive Plan as amended from time to time.

“Section 162(m)” means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

“Shares” means common shares, par value $0.10 per share, of the Company.

“Stock Plan” means the Helen of Troy Limited 2008 Stock Incentive Plan, as it may be amended, restated or otherwise modified from time to time, and any successor or replacement plan adopted by the Board.

“Subsidiary” means any corporation, partnership or other entity as to which more than fifty percent (50%) of the voting securities or other voting ownership interests shall now or hereafter be owned or controlled, directly by a person, any Subsidiary of such person, or any Subsidiary of such Subsidiary.

“Year” means any one or more fiscal years of the Company commencing on March 1 of each year that represent(s) an applicable Performance Period.

Section 3.                                          ADMINISTRATION OF THE PLAN

3.1.                            The Committee.  The Plan shall be administered by a Committee consisting solely of at least two members of the Board, duly authorized by the Board to administer the Plan, who (i) are not eligible to participate in the Plan and (ii) are “outside directors” within the meaning of Section 162(m).

3.2.                            Powers of the Committee.  The Committee shall have the sole authority to establish and administer the Performance Target(s) and the responsibility of determining from among the Executives those persons who will participate in and receive Bonuses under the Plan and, subject to Sections 4 and 5 of the Plan, the amount of such Bonuses and shall otherwise be responsible for the administration of the Plan, in accordance with its terms.  The Committee shall have the authority to construe and interpret the Plan and any agreement or other document relating to any Bonus under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto. As provided in Section 4.3, for each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Executives who are selected as Participants in the Plan.

3.3.                            Requisite Action.  A majority (but not fewer than two) of the members of the Committee shall constitute a quorum.  The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

3.4.                            Express Authority (and Limitations on Authority) to Change Terms and Conditions of Bonus.  Without limiting the Committee’s authority under other provisions of the Plan, but subject to any express limitations of the Plan and Section 5.8, the Committee shall have the authority to accelerate a Bonus (after the attainment of the applicable Performance Target(s) and certification by the Committee in accordance with Section 4.8) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate.  In the case of any acceleration of a Bonus after the attainment of the applicable Performance Target(s) and certification by the Committee in accordance with Section 4.8, the amount payable may be discounted, in the Committee’s discretion, to its present value using an interest rate equal to the published prime rate charged by Bank of America, N.A. or any successor thereof (such rate to be determined as of the last business day of the month preceding the month in which such acceleration occurs).

Section 4.                                          BONUS PROVISIONS

4.1.                            Provision for Bonus.  Each Participant may receive a Bonus if and only if the Performance Target(s) established by the Committee, relative to the applicable Business Criteria, are attained.  The applicable Performance Period and Performance Target(s) shall be determined by the Committee consistent with the terms of the Plan and Section 162(m).

4.2.                            Selection of Performance Target(s) for Participants – Business Criteria.  With respect to any Bonus that a Participant may receive under the Plan, the specific Performance Target(s) with respect to the Business Criteria must be established by the Committee in advance of the deadlines applicable under Section 162(m) and while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m).  At the time the Performance Target(s) are selected, the Committee shall provide, in terms of an objective formula or standard for each such Participant, and for any person who may become a Participant after the Performance Target(s) are set, the method of computing the specific amount that will represent the maximum amount of Bonus payable to such Participant if the Performance Target(s) are attained, subject to Sections 4.1, 4.7, 4.10, 5.1 and 5.8.

4.3.                            Selection of Participants. For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, the Executives who will participate in the Plan.

4.4.                            Effect of Mid-Year Commencement of Service.  To the extent compatible with Sections 4.2 and 5.8, if services as an Executive commence after the adoption of the Plan and the Performance Target(s) are established for a Performance Period, the Committee may grant a Bonus that is proportionately adjusted based on the period of actual service during the Year; the amount of any Bonus paid to such person shall not exceed that proportionate amount.

4.5.                            Termination of Employment During Year.  Unless otherwise determined by the Committee or required by applicable law or pursuant to any written agreement between the Company and the Executive:

(a)                                 no Bonus shall be payable to an Executive if the Executive is not employed by the Company or any Subsidiary of the Company on the last day of the Performance Period for which the Bonus is otherwise payable, unless the Executive’s employment with the Company and its Subsidiaries terminates during the Performance Period by reason of the Executive’s death or Disability or following a Change in Control; and

(b)                                 in the event of the Executive’s death or Disability during the Performance Period, or in the event of the termination of the Executive’s employment for any reason following a Change in Control that occurs during the Performance Period, the Executive (or the Executive’s legal representative or beneficiary) shall receive a Bonus equal to the product of (i) the Bonus he would have received for the entire Performance Period, multiplied by (ii) a fraction, the numerator of which is the number of days during the Performance Period in which the Executive was an employee of the Company or its Subsidiaries, and the denominator of which is the number of days in the Performance Period.

Notwithstanding the foregoing or any written agreement between the Company and the Executive, the payment of such Bonus shall be made in accordance with Section 4.9 hereof.

4.6.                            Accounting Changes.  Subject to Section 5.8, if, after the Performance Target(s) are established for a Performance Period, a change occurs in the applicable accounting principles or practices, the amount of the Bonuses paid under this Plan for such Performance Period shall be determined without regard to such change.

4.7.                            Committee Discretion to Determine Bonuses.  The Committee has the sole discretion to determine the standard or formula pursuant to which each such Participant’s Bonus shall be calculated (in accordance with Section 4.2), subject in all cases to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Committee. The Committee may at any time establish additional conditions and terms of payment of Bonuses (including, but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan.  For example (without limiting the adjustments to any of the following), subject to Sections 4.6 and 5.8, the Committee may specify, in its sole discretion, at the time the Performance Targets are set, the manner of adjustment of any Performance Target to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of (a) extraordinary, unusual, or non-recurring items, (b) changes in applicable laws, regulations, or accounting principles,

(c) currency fluctuations, (d) discontinued operations, (e) non-cash items, such as amortization, depreciation, reserves, or asset impairments, or (f) any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction.  The Committee may not, however, increase the maximum amount permitted to be paid to any individual under Section 4.2 or 4.10 of the Plan or award a Bonus under this Plan if the applicable Performance Target(s) have not been satisfied.

4.8.                            Committee Certification.  No Executive shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied.

4.9.                            Time of Payment.  Any Bonuses granted by the Committee under the Plan shall be paid as soon as practicable following the Committee’s determinations under this Section 4 and the certification of the Committee’s findings under Section 4.8; provided, however, any such payment shall be made following the end of the Company’s taxable year that coincides with or includes the end of the Performance Period and shall be made no later than the 15th day of the third month following the end of such taxable year of the Company.  If and to the extent permitted by the Committee, and in accordance with such rules as the Committee may from time to time adopt, including compliance with Section 409A of the Code, Participants may, prior to the beginning of any Performance Period, elect to defer the payout of all or any portion of a Bonus relating to such Performance Period.

4.10.                     Maximum Individual Bonus.  Notwithstanding any other provision hereof, no such Executive shall receive a Bonus under the Plan for any Performance Period in excess of $3,000,000.

4.11.                     Form of Payment.  Any Bonus shall be paid at the time and in the manner set forth in the Plan, including in accordance with Section 4.9 hereof and shall be in cash, cash equivalents or Shares, as determined by the Committee, subject to applicable withholding requirements.  If and to the extent any payment of a Bonus under this Plan is made in Shares, such payment shall be made as follows:

(a)                                 Issuance and Vesting.  All Shares issued in respect of any Bonus hereunder shall be issued pursuant to the terms and conditions of the Stock Plan and shall reduce the number of Shares available for issuance thereunder.  The date of grant of such Shares shall be the date the Committee certifies the Bonus pursuant to Section 4.8.  The number of Shares issued in respect of any Bonus shall be equal to the amount of the Bonus, divided by the Fair Market Value of a Share on the date the Committee certifies the Bonus pursuant to Section 4.8 (rounded up to the next whole Share).  No fractional Shares shall be issued in payment of any Bonus payment under the Plan.  Subject to the terms and conditions of the Plan and the Stock Plan, any Shares may be subject to such terms, including vesting, as determined by the Committee.

(b)                                 Effect of Insufficient Shares.  Notwithstanding anything herein to the contrary, in the event that there are insufficient Shares available for issuance pursuant to the Stock Plan to satisfy amounts owing in respect of the Bonus, the amount of the Bonus which is not able to be satisfied in Shares shall be paid in the form of cash or cash equivalents.

(c)                                  Compliance with Securities Law and Regulations.  The issuance or delivery of Shares pursuant to the Stock Plan or the Plan shall be subject to, and shall comply with, any applicable requirements of federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Exchange Act, and the rules and regulations promulgated thereunder), any securities exchange upon which the Shares may be listed and any other law or regulation applicable thereto.  The Company shall not be obligated to issue or deliver any Shares pursuant to the Stock Plan or the Plan if such issuance or delivery would, in the opinion of the Committee, violate any such requirements. The foregoing shall not, however, be deemed to require the Company to issue Shares in respect of amounts to be paid on account of the Bonus if a necessary listing or quotation of the Shares on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

4.12.                     Clawback Policy.  Notwithstanding any other provision hereof, acceptance by any Participant of any Bonus or other payment pursuant to the Plan constitutes such person’s acknowledgement and agreement that all Bonuses and any other payments made pursuant to the Plan shall be subject to (a) Section 304 of the Sarbanes Oxley Act of 2002 and (b) to the extent required under the rules and/or regulations issued pursuant to the Dodd-Frank Act of 2010, any clawback policy adopted by the Company pursuant to such rules and/or regulations.

Section 5.                                          GENERAL PROVISIONS

5.1.                            No Right to Bonus or Continued Employment.  Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or Subsidiary), the Board or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus or any other benefit under the Plan, or any legal right to be continued in the employ of the Company.  The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise, except to the extent otherwise provided in any written employment agreement between the Company and the Executive.

5.2.                            Discretion of the Company, the Board and Committee.  Any decision made or action taken by the Company or by the Board or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons.  No member of the Committee shall have any liability for actions taken or omitted under the Plan by the member or any other person.

5.3.                            Absence of Liability.  A member of the Board or a member of the Committee or any officer of the Company shall not be liable for any act or inaction hereunder, whether of commission or omission.

5.4.                            No Funding of Plan.  The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan.  The Plan shall constitute an “unfunded” plan of the Company.  The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor.

5.5.                            Non-Transferability of Benefits and Interests.  Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant.  This Section 5.5 shall not apply to an assignment of a contingency or payment due after the death of the Executive to the deceased Executive’s legal representative or beneficiary.

5.6.                            Law to Govern.  All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Texas.

5.7.                            Non-Exclusivity.  Subject to Section 5.8, the Plan does not limit the authority of the Company, the Board or the Committee, or any Subsidiary of the Company, to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Performance Target(s) used under the Plan.  In addition, Executives not selected to participate in the Plan may participate in other plans of the Company.

5.8.                            Section 162(m) Conditions; Bifurcation of Plan.  It is the intent of the Company that the Plan and Bonuses paid hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation.  Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any Bonus intended or required in order to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).

5.9.                            Adopting Employer.  Helen of Troy Nevada Corporation, a Nevada corporation, is an adopting employer to the Plan.

5.10                        Section 409A of the Code.  Except to the extent a Bonus is deferred pursuant to Section 4.9, the Plan and the Bonuses paid hereunder are intended to meet the “short-term deferral” exemption to the provisions of Section 409A of the Code and the Treasury regulations issued thereunder or otherwise to comply with Section 409A of the Code and the Treasury regulations and guidance issued thereunder.  Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent.  Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith.

5.11                        Section 457A of the Code.  It is the intent of the Company that the Plan and all Bonuses paid to U.S. taxpayers hereunder will comply with Section 457A of the Code and the provisions of the Plan shall be interpreted and construed consistent with this intent.  Notwithstanding the foregoing, in the event the Plan is found not to comply with Section 457A, the Company shall not be required to assume any increased economic burden in connection therewith.

5.12                        Conflict.  In the event of any conflict between the terms of any written agreement between the Company and the Executive and this Plan regarding the payment of the Bonus upon termination of employment with the Company, including any termination of employment following a Change in Control or upon Disability or any analogous term or the application so Section 5.11 hereof, the terms of the written agreement shall be deemed to control.  Notwithstanding the foregoing or any written agreement between the Company and the Executive, the payment of any Bonus shall be made in accordance with Sections 4.8, 4.9 and 4.10 hereof.

Section 6.                                          EFFECTIVE DATE, AMENDMENTS, SUSPENSION OR TERMINATION OF PLAN

The Plan shall be effective as of March 1, 2014, subject to its approval by shareholders of the Company at the annual general meeting of shareholders to be held August 26, 2014, or any adjournment or postponement thereof.  The Board or the Committee may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan.  Notwithstanding the foregoing, no amendment may be effective without Board and/or shareholder approval if such approval is necessary to comply with the applicable rules under Section 162(m) of the Code.  No additional Bonuses may be payable after termination of the Plan.  Termination of the Plan shall not affect any Bonuses due and outstanding on the date of termination and such Bonuses shall continue to be subject to the terms of the Plan notwithstanding its termination.

Section 7.                                          AMENDMENT AND RESTATEMENT

This Plan amends, restates and supersedes the provisions of the Helen of Troy Limited 2011 Annual Incentive Plan effective as of March 1, 2012, in their entirety.

HELEN OF TROY LIMITED

ANNUAL GENERAL MEETING OF SHAREHOLDERS

PROXY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes each of Julien R. Mininberg and Vincent D. Carson as Proxy with power of substitution, to represent the undersigned at the Annual General Meeting of Shareholders of Helen of Troy Limited (the “Company”) to be held on Tuesday, August 26, 2014, at 1:00 p.m., Mountain Daylight Time, at the Marriott Hotel, 1600 Airway Blvd., El Paso, Texas, and any adjournment thereof, and to vote all the common shares of the Company that the undersigned is entitled to vote on the following matters:

1.              To set the number of Director positions at eight (or such lower number as shall equal the number of nominees elected as Directors) and to elect each of the following nominees to the Board of Directors:

01 – Gary B. Abromovitz	For [__]	Against [__]	Abstain [__]

02 – John B. Butterworth	For [__]	Against [__]	Abstain [__]

03 – Alexander M. Davern	For [__]	Against [__]	Abstain [__]

04 – Timothy F. Meeker	For [__]	Against [__]	Abstain [__]

05 – Julien R. Mininberg	For [__]	Against [__]	Abstain [__]

06 – Beryl B. Raff	For [__]	Against [__]	Abstain [__]

07 – William F. Susetka	For [__]	Against [__]	Abstain [__]

08 – Darren G. Woody	For [__]	Against [__]	Abstain [__]

2.              Advisory vote to approve the Company’s executive compensation.

For [__]	Against [__]	Abstain [__]

3.              To approve the Helen of Troy Limited Amended and Restated 2011 Annual Incentive Plan.

For [__]	Against [__]	Abstain [__]

4.              To appoint Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm to serve for the 2015 fiscal year and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration.

For [__]	Against [__]	Abstain [__]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES IN PROPOSAL 1 AND A VOTE “FOR”  PROPOSALS 2, 3 AND 4.  This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

THIS PROXY ALSO GRANTS AUTHORITY TO VOTE SUCH SHARES AS TO ANY OTHER MATTER, WHICH MAY BE BROUGHT BEFORE THE MEETING IN THE SOLE DISCRETION OF THE HOLDERS OF THIS PROXY.

IMPORTANT: Please date this proxy and sign exactly as your name or names appear hereon. If shares are held jointly, signature should include both names. Executors, administrators, trustees, guardians, and others signing in the representative capacity, please so indicate when signing.

DATE:	, 2014

SIGNATURE 1:		SIGNATURE 2, IF HELD JOINTLY:

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.